UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

AMENDMENT NO.  6 TO
FORM S-1
________________________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PAZOO, INC.
(Exact name of registrant as specified in its charter)

Nevada	5961	27-3984713
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

760 State Route 10, Suite 203
Whippany, NJ 07981

Telephone Number – (973) 884-0136

(Address, including zip code,
and telephone number,
including area code, of registrant’s
principal executive offices)

Sandra Miller
711 South Carson Street
Suite 4, Carson City, NV 89701-5292

Telephone Number - 775-882-4641

(Name, address, including zip code,
and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: The Company is not making an initial public offering of its common stock.  The only shares being registered pursuant to this Form S-1 are future shares which may be issued pursuant to a certain Equity Purchase Agreement dated April 4, 2014.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.001 par value per share	40,000,000 shares	$0.01533	$613,200.00	$71.25

(1)
40,000,000 shares are being registered in accordance with a certain Equity Purchase Agreement between the Company and Premier Venture Partners, LLC dated April 4, 2014.  The Company previously registered 15,000,000 shares on Form S-1 filed May 14, 2014 and declared effective July 3, 2014.  All 15,000,000 of those shares have been issued pursuant to the Equity Purchase Agreement.  This Form S-1 is for additional shares under that same Equity Purchase Agreement.  As of the date of the filing of this Registration Statement on Form S-1, Premier Venture Partners, LLC had sold 12,660,144 of the 15,000,000 shares received and registered under the Form  S-1 effective on July 3, 2014.

(2)
The Company is not making an initial public offering of its common stock.  Only those shares to be issued pursuant to the Equity Purchase Agreement dated April 4, 2014 are being registered pursuant to this Form S-1.  In the event no shares, or fewer than the amount of shares registered under this S-1, are issued, the remaining shares registered under this S-1 will be terminated.

(3)
The registration fee is calculated in accordance with Rule 457(i) of the Securities Act, based upon the conversion price set forth in the Equity Purchase Agreement when using the highest trading price of the Company’s common stock in the last thirty (30) calendar days.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, Dated January 31, 2015

PROSPECTUS
Pazoo, Inc.
40,000,000
SHARES OF COMMON STOCK

Premier Venture Partners, LLC (“Premier”), the shareholder named in this prospectus is registering up to 40,000,000 shares of common stock pursuant to a certain Equity Purchase Agreement. Because of the nature of this transaction, Premier is considered to be both an underwriter, as well as the selling shareholder, in this transaction. Pazoo, Inc. will receive 100% of the proceeds from this offering. The initial offering price set for these securities is $0.0105 per share which has been calculated based on the conversion price set forth in the Equity Purchase Agreement which is 70% of the lowest reported trade of the Company’s common stock during the “Put Period” as defined in the Equity Purchase Agreement.  The actual price cannot be calculated until the Company makes a “Put Notice” as defined in the Equity Purchase Agreement.  The respective rights and obligations of Premier and the Company are not transferable or assignable.

Our common stock is presently quoted on the Over-The-Counter Bulletin Board (“OTCQB”).

TO ANALYZE ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 8.  YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any state.

The Date of This Prospectus Is:  January 31, 2015

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Company,” “we,” “us” and “our” refer to PAZOO, Inc..

PAZOO, INC

Organization
Pazoo (“Pazoo”), was incorporated in Nevada on November 16, 2010 under the name “IUCSS, Inc.” A name change from IUCSS, Inc. to Pazoo occurred on May 9, 2011. As of January 31, 2015 there were 219,731,242 shares of common stock outstanding. There were also the following Preferred Stock issued and outstanding on January 31, 2015: Series A - 1,198,526; Series B -1,187,500; and no Series C shares outstanding.  Certain of these Series of Preferred Stock convert into Pazoo Common Stock.  Copies of the filed Certificates of Designations can be obtained from the Nevada Secretary of State or the Company.

Our principal executive offices are located at 760 Route 10, Suite 203, Whippany, New Jersey 07981. Our telephone number is (855) PAZOO-US. Our internet address is www.pazoo.com. Information on our website does not constitute part of this prospectus.

Our Business
We are a health and wellness company. Presently, our primary source of revenue is pazoo.com, an online, content driven, advertising supported health and wellness web site for people and their pets. This site has e-commerce functionality which allows pazoo.com to be an online retailer of nutritional foods/supplements, wellness goods, and fitness apparel. The Company has also moved into the cannabis industry where it seeks to provide, through its wholly owned subsidiaries (MA & Associates, LLC and Harris Lee Holdings, LLC), quality control services to the medical and recreational cannabis industry.  The company’s primary mission is to protect the public health by providing infrastructure and analytical services to legally authorized distributors and producers of cannabis and to regulators tracking their operations.   This will be accomplished by the exclusive use of a ‘best-in-class” testing protocol established by Steel Hill Labs, Inc. The company will provide the medical cannabis industry guidelines on how the regulation and inspection by public health authorities is to be implemented.  It is anticipated that this segment of the company will be its primary revenue source in the future.  The cannabis industry is heavily regulated on the Federal, State and Local levels and the company is subject to changing regulation and enforcement.  The  Risk Factors as set forth on Page 9 should be read carefully as there is much uncertainly in this area.

THE OFFERING

We have 219,731,242 shares of common stock issued and outstanding as of January 31, 2015 and are registering 40,000,000 shares to be issued in accordance with the Equity Purchase Agreement between Premier Venture Partners, LLC (“Selling Security Holder”) and the Company. In the event less than 40,000,000 are issued in accordance with the Equity Purchase Agreement, the remaining unissued shares will be terminated. We will receive 100% of the proceeds from the sale of the common stock to the Selling Security Holder, but will not receive any proceeds from any future re-sale of the common shares by the Selling Security Holder.

The following is a brief summary of this offering. Please see the “Plan of Distribution” section for a more detailed description of the terms of the offering.

Securities being offered by the Selling Security Holders, common stock, $0.001 par value	40,000,000 shares of common stock, $0.001 par value to be issued to Premier Venture Partners, LLC in accordance with a certain Equity Purchase Agreement dated April 4, 2014.

Underwriter:	Premier Venture Partners, LLC is both the underwriter and Selling Security Holder in this transaction.

Offering Price per Share by the Selling Security Holders:
All shares being registered may be sold by the Selling Security Holder without our involvement.  The actual price of the stock will be determined in accordance with the price as set forth in the Equity Purchase Agreement.

Offering Period:	The period during which the Company may make a “Put Notice” as defined in the Equity Purchase Agreement, is thirty-six (36) months from April 4, 2014 (i.e. April 3, 2017)

Number of Shares Outstanding Before the Offering:
219,731,242 common shares are currently issued and outstanding none of which are being registered under this prospectus.  All 40,000,000 shares may be issued in the future under the Equity Purchase Agreement.

Minimum number of shares to be sold in this Offering:	None.

Use of Proceeds
All of the proceeds will be used by the Company for working capital.  We have paid and will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.  As of January 31, 2015, expenses for this offering, including the preparation of this prospectus and the filing of this registration statement, were approximately $5,000.

Termination of the offering	April 3, 2017

Terms of the offering
The actual price of the stock will be determined by using the prevailing market prices at the time of sale as adjusted in accordance with the Equity Purchase Agreement (which is 70% of the lowest reported trade of the Company’s common stock during the “Put Period” as defined in the Equity Purchase Agreement) and the Selling Security Holder will determine when and how they will sell the common stock offered in this prospectus.  The Company will receive no proceeds from any future re-sale of any of the registered shares by the Selling Security Holder.

Trading Market:
Our common stock is currently quoted in the Over-the-Counter Bulletin Board (“OTCQB”).   The common stock trades under the symbol PZOO, but there is only a limited trading market. The last high and low trades of Pazoo Common Stock for the last 30 trading days were as follows:

             Date                High Trading Price       Low Trading Price
          1/30/15                                                                  0.0102
          1/14/15                     0.0219

The Selling Security Holder named in this prospectus is registering all or a portion of its shares of common stock through this prospectus are doing in accordance with a certain Equity Purchase Agreement dated April 4, 2014.

We will receive 100% of the proceeds from the sale of these shares in accordance with the Equity Purchase Agreement but none of the proceeds of any future re-sale by the Selling Shareholder.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” and the “Financial Statements and Notes” thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from December 31, 2014 should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus.

Balance Sheet Data:	As of December 31, 2014
Current assets	$848,688
Total assets	848,688

Current liabilities	$3,605,740
Total liabilities	3,634,572
Stockholders’ equity	$(2,785,884)

Statement of Operations:	Year ended December 31, 2014
Revenues	$111,287
Cost of Goods Sold	541
Gross Profit	110,746
Operating expenses	$2,479,057
Loss from operations	(2,368,311)
Other Expenses
Gain/loss on derivative liability	$(1,292,419)
Loss on impairment of equity method investment	(542,780)
Interest expense	(696,073)
Net loss	(4,899,583)

Weighted average common shares outstanding - Basic and diluted	129,834,534

Net loss per common share - Basic and diluted	$(0.04)

We are subject to those financial risks generally associated with startup enterprises.  We have sustained losses since inception.  We may require additional financing and independently seek capital to fund our development activities.  However, we may be unable to obtain such financing.  Investing in our common stock involves a high degree of risk. We are subject to risk factors specific to our business strategy and the health and wellness industry.  You should carefully consider all the risks described below, together with other information contained in this prospectus (including our financial statements and related notes), before making a decision to invest in our common stock. Our business could be harmed by any of these risks at any time. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISK FACTORS

General Risks Relating to the our Business and this Offering

We have only a limited operating history.  We have had only limited sales and revenue during our operating history. We have never been profitable. We cannot therefore forecast with any accuracy the results of operations for the next fiscal year, nor predict our need for cash. Our revenues may not grow as anticipated, and revenues are dependent on consumer acceptance of our products and website, our ability to market our products and website, the effect of competition, and general economic factors beyond our control.

We have competition in each of our business segments.

Health & Wellness Websites.  Pazoo.com is a site for people who want to live a healthy life and also want the same for their pets.  Based on our market research, we have not identified other web sites that offer our dual health and wellness offerings, catering to the health of people and pets.

There are indirect competitors, which offer medical advice such as WebMD. However, these sites have, in relative terms, a narrow focus on medical issues and don't focus on the broader area of health and wellness. We are not looking to be an in depth resource about a specific ailment or condition, which is the main focus for WebMD and other similar sites. In effect, we are not competing with those sites per se, because if you want specific information on a specific ailment or condition a consumer will perform internet searches and end up at sites such as WebMD.

People Focused.   We are about living a healthy and happy lifestyle which includes making sure that a visitor has the proper health and wellness experts involved in their lives when professionals are needed. On the people side we are looking for the same audience as Health.com, Shape.com, EveryDayHealth.com, etc., which are very informative sites. These sites primarily focus on diets and exercise. While Pazoo does provide content related to diets and exercise (as good, if not better than these competitors), we go beyond that offering a comprehensive look at health and wellness by going to areas like military health and wellness. We not only have professional writers addressing these issues but we have our Pazoo experts discussing these issues. In another words, we go outside the narrow focus that other sites have, utilizing our own Experts as well as professional writers. This combination is rare in health and wellness web sites.

Pet Focused.   We compete with websites in the pet owner space. These sites are usually more narrowly focused than Pazoo's approach to a broad view of the Pet world. Most pet sites are for shopping (Petco.com) or a specific area like adoption/rescue, etc. (Breeders.net, Dogfriendly.com -- travel advice). We take a broad view, providing an ongoing experience to learn more about a lot of different areas in the pet world. So, if a visitor is a pet lover (over 60% of American homes have pets) then this visitor can go to pazoo.com and find a wide array of topics and new information.

E-Commerce.  The online commerce market is rapidly evolving and intensely competitive, and we expect the competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the health improvement industry is intensely competitive. We currently or potentially compete with a variety of other companies. These competitors include:

1.	Direct competitors that specialize in or derive a substantial portion of their revenues from online retail and direct marketing of health and wellness products, including Vitacost;
2.	Various nutrition centers and vendors of other health related products such as sports nutrition, diet or other wellness products, including General Nutrition Centers; and
3.	Online vendors of dietary supplements, vitamins, minerals and herbs, with significant brand awareness, sales volume and customer bases, such as and VitaminShoppe.

We believe that the principal competitive factors in our market are brand recognition, selection, convenience, price, accessibility, customer service, and speed of order fulfillment. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Pazoo. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Some of our competitors may be able to secure merchandise from vendors on terms that are more favorable, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than our company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our financial condition, operational results, business, and prospects.  Furthermore, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our financial condition, operational results, business, and prospects.

Pharmaceutical Testing Facilities.  There are high barriers to entry in the testing space, mostly due to the stringent regulatory risks and guidelines.  The risk factors set forth below relate to barriers and risks related to testing facilities in the State of Nevada, where MA Associates is applying for a State license as a testing facility.

1.
Local Regulatory Risk.  The primary local regulatory risk faced by medical marijuana facilities is that of the local municipality enacting a moratorium on the issuance of business licenses.  Some of the local municipalities have gone back and forth regarding whether and what categories of medical marijuana facilities they will allow in their jurisdiction.  Municipalities from the City of Henderson to the City of North Las Vegas have vacillated between a full moratorium, a moratorium on dispensaries only, and no moratorium at all.

2.
State Regulatory Risk.   On November 7th, 2000, 65% of Nevada voters passed 'Question 9' which went into effect October 1st, 2001. Question 9 amended the States' constitution recognizing the medical use of marijuana and removing the state-level criminal penalties for the use, possession and cultivation of marijuana by qualified patients.  Nevada marijuana laws allow the legal use of medical marijuana by a patient with 'written documentation' and a 'registry identification card’. The will of the people was codified in Nevada Revised Statute 453A. Despite the fact that the people of the State of Nevada expressed their wish to legalize medical marijuana in 2000, NRS 453A was not fully adopted until April 1, 2014.

3.
Federal Regulatory Risk.   Due to the current federal laws prohibiting the use of cannabis for any reason, medical or non-medical, the regulatory risks associated with federal enforcement of the Controlled Substances Act are the most serious threat to the medical marijuana industry as a whole.  Fortunately, the U.S. Department of Justice has taken an official stance on the matter and has declared that it will enforce the law to prevent sales to minors, sales by criminal enterprises or gangs, interstate commercial trade of medical marijuana, and medical marijuana as a pretext for trafficking other controlled substances.  The USDOJ has specifically declared that it will leave all other enforcement to the States to enforce as they see fit and in compliance with their own State laws.  There is no guaranty that this policy of limited enforce by the USDOJ will continue in the future.  Strict enforcement of the Controlled Substances Act could have a crippling effect on the marijuana industry.  It is not expected that the current administration will change its view on relaxed enforcement.  However, there is no assurance what any new administration will do in January of 2017.  Many of the 2016 Presidential Candidates have not taken an official position with regard to the legalization of marijuana for medical and /or recreational use.  Many candidates (such as Rand Paul, Jeb Bush, Mike Huckabee and Rick Perry) are open to the idea that perhaps states should be fee to enact their own laws regarding medical and/or recreational marijuana use.  While other candidates (such as Marco Rubio, Donald Trump, Bobby Jindal and Chris Chistie) would seek to enforce the federal law.  Still other candidates (such as Hillary Clinton, Bernie Sanders, Ted Cruz, Scott Walker, Ben Carson and John Kasich) have been unclear in their position.  Additionally, because of the uncertainly in the future outcome of federal enforcement, many conventional lenders and banking institutions are reluctant to make large investments, or create banking and clearing relationships in this industry.

Federal regulation and enforcement may adversely affect the implementation of medical marijuana laws and regulations may negatively impact our revenues and profits.  Currently, there are 23 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substance Act (the “CSA”), the policies and regulations of the Federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be possession of  marijuana in violation of federal law with respect to Harris Lee Holdings, LLC’s and MA & Associates, LLC’s proposed business operations or we may be deemed to be facilitating the selling or distribution of drug paraphernalia in violation of federal law with respect to CannabisKing’s business operations. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings and stated federal policy remains uncertain.

The U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical marijuana laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, “Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws.” However, in another case, the U.S. Supreme Court held that, as long as the CSA contains prohibitions against marijuana, under the Commerce Clause of the United States Constitution, the United States may criminalize the production and use of homegrown cannabis even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, the Department of Justice (the “DOJ”) has issued Guidance Regarding Marijuana Enforcement to all United States Attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning marijuana enforcement in light of state laws legalizing medical and recreational marijuana possession in small amounts.

The memorandum sets forth certain enforcement priorities that are important to the federal government:

●	Distribution of marijuana to children;

●	Revenue from the sale of marijuana going to criminals;

●	Diversion of medical marijuana from states where it is legal to states where it is not;

●	Using state authorized marijuana activity as a pretext of other illegal drug activity;

●	Preventing violence in the cultivation and distribution of marijuana;

●	Preventing drugged driving;

●	Growing marijuana on federal property; and

●	Preventing possession or use of marijuana on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits.

We could be found to be violating laws related to medical cannabis.  Currently, there are 23 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the CSA, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings and stated federal policy remains uncertain. Because we do not currently cultivate, produce, sell or distribute any medical marijuana, but we do test marijuana for growers and dispensaries and may be deemed to facilitate the selling or distribution of medical marijuana in violation of federal law. Also, CannabisKing Distribution, LLC intends to sell hydroponic and other equipment to marijuana growers. Should it be determined under the CSA that our products or equipment are deemed to fall under the definition of drug paraphernalia because our products could be determined to be primarily intended or designed for use in manufacturing or producing cannabis, we could be found to be in violation of federal drug paraphernalia laws and there may be a direct and adverse effect on our business and our revenues and profits.

Variations in state and local regulation and enforcement in states that have legalized medical cannabis that may restrict marijuana-related activities, including activities related to medical cannabis may negatively impact our revenues and profits.  Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. Two states, Colorado and Washington, have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized or created medical marijuana exemptions. For example, Alaska and Colorado have limits on the number of marijuana plants that can be homegrown. In most states, the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical marijuana needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of marijuana may indirectly and adversely affect our business and our revenue and profits.

Marijuana remains illegal under Federal law.  Marijuana is a schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect the proposed operations.  Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plan and result in a material adverse effect on certain aspects of our planned operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our proposed medical marijuana businesses. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

We may not obtain the necessary permits and authorizations to operate our marijuana businesses.  We may not be able to obtain or maintain the necessary licenses, permits, authorizations or accreditations, or may only be able to do so at great cost, to operate our marijuana testing businesses. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the marijuana industry. Failure to comply with or to obtain the necessary licenses, permits, authorizations or accreditations could result in restrictions on our ability to operate our marijuana businesses, which could have a material adverse effect on our business.

If we incur substantial liability from litigation, complaints, or enforcement actions, our financial condition could suffer.  Our participation in the marijuana industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against these subsidiaries. Litigation, complaints, and enforcement actions involving these subsidiaries could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability, and growth prospects. As our subsidiaries are in various stages of the  process of applying for licenses to test marijuana in Nevada and Oregon, and are not as such presently engaged in the testing of marijuana, our subsidiaries have not been, and are not currently, subject to any material litigation, complaint or enforcement action regarding marijuana (or otherwise) brought by any federal, state, or local governmental authority.

We may have difficulty accessing the service of banks, which may make it difficult for us to operate.  Since the use of marijuana is illegal under federal law, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for us to operate our contemplated marijuana businesses.

There is only a limited public trading market for the common stock. Investors may not be able to resell their Conversion Shares, if at all, and thus could lose all or part of their investment. The common stock is listed on the OTC Bulletin Board under the symbol PZOO. Listing on the OTC Bulletin Board does not constitute any endorsement or approval of a listed company or its securities, and the OTC Bulletin Board does not review or monitor an issuer’s activities.   Our common stock is a “penny stock” (as defined in Exchange Act Rule 3a-51) which means that brokers can only buy or sell the common stock on an unsolicited basis. The penny stock rule and similar regulations will reduce the likelihood that a liquid trading market will arise for the common stock. The common stock may trade at less than the offering price. Because our stock is a “penny stock” a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, Pazoo's common stock.

In the absence of a security being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock is covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities.  Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.  Securities are also exempt from this rule if the market price is at least $5.00 per share, or for warrants, if the warrants have an exercise price of at least $5.00 per share.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosures related to the market for penny stocks and for trades in any stock defined as a penny stock.  The Commission's regulations under such Act define a penny stock to be any NASDAQ or non-NASDAQ equity security that has a market price or exercise price of less than $5.00 per share and allow for the enforcement against violators of the proposed rules.  In addition, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale.  Disclosure also must be made about commissions payable to both the broker/dealer and the registered representative, current quotations for the securities, and if the broker/dealer is the sole market-maker, the broker/dealer must disclose this fact and its control over the market.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

While many NASDAQ stocks are covered by the proposed definition of penny stock, transactions in NASDAQ stock are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker/dealer.  In addition, transactions in a NASDAQ security directly with the NASDAQ market-maker for such securities, are subject only to the sole market-maker disclosure, and the disclosure with regard to commissions to be paid to the broker/dealer and the registered representatives.

Sufficiency of Funds.  It is expected that the total amount of funds to be raised in this offering will enable the Company to continue to operate for the next 12 months.  The Company expects that it will become profitable within the next 9 months, however there can be no assurance that the Company will be able to become profitable according to this schedule, or ever.  If the Company cannot become profitable within the next 9-12 months, additional funding may be required for the Company's operations.  However, there can be no assurance that such funds will be available to the Company and/or that such funds will be available on terms acceptable to the Company.  Moreover the successful raising of such additional funds could further dilute the existing investors' ownership interest, resulting in diminished potential earnings and/or book value per equity owner.  If the Company is unable to complete this offering or to obtain any additional funds that may become necessary, the Company could be required to suspend or terminate operations entirely.

We may not be able to access the entire equity line.  There are certain restrictions which may limit the Company from gaining access to the full $5,000,000 available under the Equity Purchase Agreement.   The primary risk is the Company’s ability to maintain volume and price of its common stock.  Practically, the Company will not be able to do more than two "puts" a month on the equity line.  In order to draw down $5,000,000 over 36 months, the Company would need to average $140,000 a month. Pursuant to the prior Form S-1 for this Equity Purchase Agreement (declared effective July 3, 2014) the Company tendered Put Notices to Premier in the total amount of 15,000,000 for a total of $143,709.61.  Accordingly, $4,856,290.39 of the $5,000,000 remains. However, the Company can only draw at anyone time 400% of the average volume.  Currently, the stock price is approximately $.01 and the average volume is around 3,000,000 shares. Taking into consideration the discount on the purchase price, the Company would likely receive approximately $85,000 if it sent a "put" today (3,000,000 X 400% X $.01 X 70% = $84,000).  Two puts a month would be less than $170,000 and the Company would not likely be able to draw down the entire remaining $4,856,290.39 prior to the termination of the Equity Purchase Agreement.  However, if the volume were to increase to 5,000,000 and the stock price was at $.04 then the Company could receive over $1,000,000 for one tranche and could likely access the remainder of the $5,000,000.  A secondary risk is that only 40,000,000 shares are being registered pursuant to this S-1.  Dependent upon the stock price when “put notices” are made by the Company, additional registration statement(s) will likely need to be filed and declared effective to access the balance of the $5,000,000, and there is always a risk that Company may not be successful in getting those registration statement(s) effective.  Lastly, the Company could at some point be removed from the OTCQB or OTCBB which could potentially jeopardize the effectiveness of the S-1.

We may raise capital in future offerings. We cannot predict the terms of these offerings nor the price at which shares of common stock may be offered. An offering might require the participation of institutional investors, which are more likely to demand more stringent terms for any placement.  We have not determined the terms for any future offering.  Any future offering may be for common stock, or may be for a security with rights superior to that of the common stock. In connection with any offering, we may be required to add investor’s representatives to the Board of Directors, or may be required to commit to other conditions. If other conditions are not met, existing investors could have their rights or equity ownership substantially diluted. We cannot at this time determine the terms of any follow-on offering or whether it will ever occur.

Pazoo cannot assure that the offering price of the Shares is an accurate reflection of its value.  The offering price of the Shares has been arbitrarily determined by Pazoo taking into account the business history and prospects of Pazoo, the number of securities to be offered, and the general condition of the securities market, all as assessed by Pazoo’s management.  Such prices bear no relationship to the assets, earnings or net tangible book value of Pazoo or any other traditional criteria of value.  See “Terms of the Offering” and “Description of Securities.”

Dependence on Key Personnel and Management of Growth.  The Company's success and growth will depend upon its ability to attract and retain skilled employees and the ability of its officers and key employees to initiate and to manage successfully any growth.  Any failure to do so could have a material adverse effect on the Company's operations.  The Company expects that, in order to attract and retain skilled employees, the Company will have to offer to such prospective employees an equity participation in the Company.  Such equity participation could dilute the existing investors' ownership interest, resulting in diminished potential earnings per share and/or book value.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. We have devoted significant resources to remediate and improve our internal controls. Although we believe that these efforts have strengthened our internal controls and addressed many of the concerns, we are continuing to work to improve our internal controls, including in the areas of access and security. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Restrictions on transferability of securities will limit the ability of purchasers to transfer their Shares.  The Securities offered hereby will be “restricted securities” within the meaning of the Securities Act and, consequently, will be subject to the restrictions on transfer set forth in the Securities Act and the rules and regulations promulgated thereunder, such as Rule 144.  In addition, such securities are subject to restrictions on transfer under applicable state securities laws under which such securities are sold in reliance on certain exemptions or under the provisions of certain qualifications.  As restricted securities, the securities may not be sold in the absence of registration or the availability of an exemption from such registration requirements.  See “Terms of the Offering—Restricted Securities.”

The Equity Purchase Agreement and similar financial arrangements in the future will cause dilution to all common stock holders.  Our articles of incorporation authorize the issuance of up to 980,000,000 shares of our common stock with a par value of $0.001 per share. Our Board of Directors may choose to issue some or all of such shares to acquire one or more companies or products and to fund our overhead and general operating requirements.  The tender of a “put notice” with regard to the Equity Purchase Agreement will result in such an issuance of the Company’s common stock.  The issuance of any such shares will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our company.

There has been no representation of Investors in the preparation of this Offering. No independent opinion on behalf of prospective investors regarding the fairness of terms on which the Shares are offered hereby has been obtained by Pazoo.  Prospective investors will be relying on the disclosures set forth in this Memorandum and the additional materials it refers to directly and on the business and investment background and experience of themselves and any advisors engaged by them as the basis for an investment decision by them.  See “Additional Materials.”

For all of the foregoing reasons and others set forth herein, an investment in the Securities involves a high degree of risk.  Any person considering an investment in the securities offered hereby should be aware of these and other risk factors set forth in this Memorandum.

USE OF PROCEEDS

Management of Pazoo intends to use the proceeds of this equity line in what it believes to be the best interests of the Company. Accordingly, the following table sets forth management’s present intentions. However, the proceeds of this equity line may be used in different ways than those set forth in the following table because of a change in circumstances or some other reason that, in the business judgment of management, requires a different use of such proceeds.  This column assumes the sale of all Notes for the purposes of illustration.

Working Capital	$5,000,000

Pazoo will need working capital to purchase inventory, prepare product and ship for pending orders, maintain the content on its website (www.pazoo.com) and meet its further contractual obligations for its other business ventures.

DETERMINATION OF OFFERING PRICE

All shares being registered may be sold by the Selling Security Holder without our involvement.  The actual price of the stock will be determined by prevailing market prices at the time of any “Put Notice”, as defined in the Equity Purchase Agreement, which is 70% of the lowest reported trade of the Company’s common stock during the “Put Period” as defined in the Equity Purchase Agreement.

DILUTION

The common stock being registered by the Selling Shareholders is 15.40% of the currently issued and outstanding common stock of the Company when taking into account the possible future issuance of all 40,000,000. In addition, 121,352,600 shares not being registered hereunder are being reserved for the possible future conversion of the Series A Preferred Stock previously sold. Also, at January 31, 2015 there were 119,000,000 preferred stock warrants outstanding, each exercisable for 1 common share at a weighted average exercise price of $2.20 per share and 5,996,429 common stock warrants outstanding, each exercisable at for 1 common shares at a weighted average exercise price of $0.067.  Accordingly, dilution will occur to our existing shareholders if the holder of the Series A Preferred Stock elects to convert its shares into common stock and/or exercises its Warrants.  If ICPI were to convert its Series A Preferred Shares it would represent 117,852,570 common shares valued at an acquisition cost of between $0.04 and $0.50 per share.  In the event that ICPI were to convert all of its Series A Preferred Stock there would be immediate dilution which will be absorbed by Selling Shareholder.

	Number	Percent
Existing Stockholders	219,731,242	28.66%
Fully Converted Series A Preferred Stock	121,352,600	15.83%
Warrants Fully Exercisable	124,996,429	16.31%
Future Committed Expert Issuances	2,580,000	0.34%
Future Committed Consultant Issuances	4,325,000	0.56%
Stock Issuable Upon Convertible Notes	293,578,847	38.30%
Fully Diluted Total	766,564,118	100.00%

SELLING SECURITY HOLDER

The Company is not making an initial public offering of its common stock.  40,000,000 shares are being registered pursuant to this Form S-1.  Only the Selling Security Holder listed below may re-sell their shares into the public market as soon as practical after the effective date of this registration statement.  We are registering, for offer and sale, 40,000,000 shares of common stock issued, or to be issued, to the Selling Security Holder listed below.  In the event that fewer than 40,000,000 shares are issued to the Seller Security Holder, registration of the unissued shares will be terminated.

The following table sets forth information as of the date of the filing of this registration statement, with respect to the beneficial ownership of our common stock by the Selling Security Holder. The shares being offered hereby are being registered in accordance with a certain Registration Rights Agreement and Equity Purchase Agreement, each dated April 4, 2014, and the Selling Security Holder may offer all or part of their shares for resale from time to time. However, the Selling Security Holder is under no obligation to sell all or any portion of such shares nor is the Selling Security Holder obligated to sell any shares immediately upon effectiveness of this registration statement. The termination date of this Registration Statement is April 3, 2017.

Name and Address of Beneficial Owners of Common Stock	Ownership Before Offering	% Owned Before Offering (1)	Total Shares Offered for Sale	Total Shares After Offering(2)	% Owned After Offering (3)
Premier Venture Partners, LLC
4221 Wilshire Blvd., Suite 355	6,116,245	2.78%	40,000,000	46,116,245	17.76%
Los Angeles, California 90010

(1)	Based on 219,731,242 common shares outstanding prior to the registration statement.
(2)	This amount includes all shares held by the selling shareholder, 0 shares remaining under a prior S-1 declared effective July 3, 2014; and if all 40,000,000 shares were issued under this Form S-1.
(3)
If all 40,000,000 shares were to be issued in the future and provided that the Selling Security Holder had not resold any shares.  However, the Equity Purchase Agreement contains a contractual limitation that Premier Venture Partners, LLC is prohibited from owning more than 4.99% of the outstanding common shares of the Company at any one time.

(4)	The control person of Premier Venture Partners, LLC is Jeffrey Maller.

PLAN OF DISTRIBUTION

We are registering 40,000,000 shares in accordance with a certain Equity Purchase Agreement, dated April 4, 2014.  The actual price of the stock will be determined by prevailing market prices at the time of any “Put Notice” as defined in the Equity Purchase Agreement, which is 70% of the lowest reported trade of the Company’s common stock during the “Put Period” as defined in the Equity Purchase Agreement.  We will receive 100% any proceeds from the sale of the shares to the Selling Security Holders, but will not receive any proceeds upon the re-sale of such shares by the Selling Security Holder. The percentage of the total outstanding common stock being registered to be offered by the Selling Security Holders is 15.40% based upon the 259,731,242 common shares if all 40,000,000 were to be issued.

In the event that the Selling Security Holders enter into an agreement, after the effective date of this Registration Statement, to sell their shares through a broker-dealer that acts as an underwriter, we will file a post-effective amendment to this Registration Statement and file the agreement as an exhibit to the amended Registration Statement. The amendment will identify the underwriter, provide the required information on the plan of distribution and revise the appropriate disclosures in the Registration Statement.

Any underwriter, dealer, or agent who participates in the distribution of the securities registered in this Registration Statement may be deemed to be an "underwriter" under the Securities Act. Further, any discounts, commissions, or concessions received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. In the event an “underwriter” will assist in the sale of the shares, we will disclose:

1.	the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriters for the shares purchased from the Selling Security Holders, and

2.	any discounts, commissions, and other items constituting compensation from the Selling Security Holders, and

3.	any discounts, commissions, or concessions allowed, realized or paid to dealers, and

4.	the proposed selling price to the public

Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, no person engaged in a distribution of securities on behalf of a Selling Security Holder may simultaneously bid for, purchase or attempt to induce any person to bid for or purchase securities of the same class during the period of time starting five business days prior to the commencement of such distribution and continuing until the Selling Security Holder, or other person engaged in the distribution, is no longer a participant in the distribution.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in such states only through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which Pazoo, Inc. has complied.

In addition and without limiting the foregoing, the Selling Security Holder will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

We will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.

Any purchasers of our securities should be aware that any market that develops in our stock would be subject to the penny stock restrictions.

OTCBB Considerations

OTCBB securities are not listed or quoted on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCBB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We are not permitted to file such application on our own behalf. We do not have an agreement with a market maker to file an application with FINRA on our behalf to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. We intend to contact market makers in the future to file an application with FINRA on our behalf. There can be no assurance that a market maker will agree to file an application or that if one agrees to file an application that its application will be accepted by FINRA. If a market maker agrees to file an application with FINRA, we cannot estimate the time period that the application will require to be approved by FINRA.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company assuming all FINRA questions relating to its Rule 211 process are answered accurately and satisfactorily. The only requirement for ongoing inclusion in the OTCBB is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate that quotation on the OTCBB will increase liquidity for our stock, investors may have difficulty in getting orders filled because trading activity on the OTCBB in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. As a result, investors’ orders may be filled at a price much different than expected when an order is placed.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

OTCBB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because analysts do not usually follow OTCBB stocks, there may be lower trading volume than for NASDAQ-listed securities.

Section 15(g) of the Exchange Act

Section 15(g) of the Exchange Act will cover our shares and Rules 15g-1 through 15g-6 promulgated thereunder. Securities regulations impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $4.00 per share or with an exercise price of less than $4.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately near future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	The basis on which the broker or dealer made the suitability determination, and
●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, which is likely, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it difficult to dispose of our securities.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws.  Absent compliance with such individual state laws, our common stock may not be quoted in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

DESCRIPTION OF SECURITIES

General

Pazoo’s authorized capital consists of 980,000,000 number of  shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value in Series A, Series B and Series C.

Common Stock

The holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders.  Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any persons to the Board of Directors.  Pazoo’s Bylaws provide that a majority of the issued and outstanding shares of Pazoo shall constitute a quorum for shareholders’ meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the Bylaws.

Shareholders of Pazoo have no preemptive rights to acquire additional shares of common stock or other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of Pazoo, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preference, if any, to the holders of common stock then issued and outstanding.

Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  Pazoo seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock

The Board of Directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of Preferred Stock in one or more series with designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock.  We currently have authorized 10,000,000 Series A Convertible Preferred Stock, 2,500,000 Series B Non-Convertible Preferred Stock, and 7,500,000 Series C Convertible Preferred Stock which could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult.   Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.  As of December 31, 2014, the date of the accompanying financial statements, there are 1,178,643 shares of Series A Preferred Stock issued and outstanding.  Our Board of Directors has authorized up to 2,500,000 shares of Series B Preferred Stock and 1,187,500 are issued and outstanding.  Our Board of Directors has authorized up to 7,500,000 shares of Series C Preferred Stock.   The Company intends to issue certain of the Series C Preferred Stock in conjunction with the Company’s recent acquisition of a 40% equity interest in MA & Associates, LLC.

Preferred Stock	Series A	Series B	Series C
Convertible	100 to 1	Contingent Event	100 to 1
Dividend	5% in preferred stock	No	No
Voting	No	200 to 1	No
Total Shares	10,000,000	2,500,000	7,500,000

Voting Rights

Holders of common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of Directors.  There is no right to cumulative voting in the election of Directors.  Except where a greater requirement is provided by statute or by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of a majority of the outstanding shares of our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is also required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Pazoo's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.  Pazoo considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise.  If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in Pazoo's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities.  Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock.  Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock.  The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance.  Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to Pazoo's common stock or any other series of preferred stock which Pazoo may issue.  The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Pazoo.

Transfer Agent

The transfer agent for the common stock is VStock, Inc. with an address at 77 Spruce Street, Suite 201, Cedarhurst, New York 11516 with a website of www.VStockTransfer.com.

MARKET FOR SECURITIES

Public Market for Common Stock.

Our common stock is currently quoted on the OTCBB maintained by FINRA

In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we have been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since the shares were acquired from us or one of our affiliates, and we must remain current in our filings for an additional period of six months; in all other cases, at least one year must have elapsed since the shares were acquired from us or one of our affiliates.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

●	1% of the total number of our common shares then outstanding; or

●
The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order). This condition is not currently available to the Company because its securities do not trade on a recognized exchange.

Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

Most of our outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. For the purposes of Rule 144, Pazoo, Inc. is a development stage company, and holders of restricted securities need not concern themselves with the “shell company” limitation, the SEC has adopted in the final rules amending Rule 144, which have become effective on February 15, 2008. However, if we are no longer considered a development stage company, we do not have the requisite revenue and/or assets we may be deemed a “shell company” and the “shell company” limitations contained in Rule 144 apply.  In that case, pursuant to the new Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, unless the issuer is a development stage company, ceases to be a “shell company” and files a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under the amended Rule 144, restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company or a company that was at any time previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met:

1.	the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

2.	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3.
the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and

4.	at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

In the event we become a “shell company”, when we are no longer considered a development stage company, we will need to comply with the foregoing provisions.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

●
If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

●
If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

However, no assurance can be given as to:

●	the likelihood of a market for our common shares developing,
●	the liquidity of any such market,
●	the ability of the shareholders to sell the shares, or
●	the prices that shareholders may obtain for any of the shares.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

Other than those set forth in the Registration Rights Agreement, we have not granted registration rights to the selling shareholders or to any other persons.

BUSINESS AND PLAN OF OPERATION

Our Company

We are a health and wellness company. Presently, our primary business is pazoo.com, an online, content driven, ad supported health and wellness web site for people and their pets. Additionally, this site has e-commerce functionality which allows pazoo.com to be an online retailer of nutritional foods/supplements, wellness goods, and fitness apparel. Pazoo, Inc. does not have any brick and mortar establishments. At present our only revenue source is www.pazoo.com which generates product sales and online advertising revenue. As of December 31, 2014, we had total assets of $848,648 and plan to make additional investments in online content.

The primary mission of pazoo.com is to deliver health and wellness content in the form of media, articles, blogs, videos and other media/content. Additionally, www.pazoo.com delivers healthy cost-effective nutritional products based on relationships with leading manufacturers in the health improvement industry.  In other words, pazoo.com is a user-friendly, attractively designed web site and e-commerce portal for total health and wellness information and health products for individuals and their pets.  We seek to enhance visitors’ experiences to our website by providing total health content and health products including foods, drinks, supplements, wellness merchandise, and health/wellness advice. Pazoo.com’s primary target demographic is health conscious adults ages 24 - 54 seeking to better their personal well-being and complement their daily lifestyles with consumer products items that are part of and promote a healthy lifestyle.

We expect to benefit from the size and growth of the e-commerce market and to increase our revenues and operating cash flow by acquiring additional customers through enhanced content. The U.S. overall market for e-commerce retail sales includes 20,000 companies with estimated revenue of $270 billion with global revenue for internet retailing exceeding more than $1 trillion annually. Consumer disposable income coupled with effective marketing are key growth drivers in the development of the output for US electronic shopping.1

Lines of Business

We currently have three lines of business relating to and revolving around the health and wellness arena:

●
Advertising Revenue from Our Website, www.pazoo.com.  Through advertising providers and agencies, pazoo.com is paid for every ad impression that appears on a page for which a visitor goes to. As we build our visitor base, ad revenue will increase. However, just having the traffic does not effectively increase advertising revenue. To get the full value of each visitor, the time on site must be long enough so that a visitor is interested in going to multiple pages for which there are ads on each page. The only way this will transpire is if the visitor’s experience is gratifying. This is why pazoo.com is so focused on quality content that’s interesting and informative. A bad visitor experience will result in a low time on site and fewer page views. Internet tracking tools have much improved over the past decade and will continue to improve in the coming years, especially when it comes to advertising and overall website analytics. Pazoo continues to constantly improve is this area at all times. Pazoo.com has seen a strong increase in its viewership as shown by the recent average time spent on site for the period March 2014 to May 2014 of five minutes and forty seconds versus three minutes and twenty-seven seconds for the same time period from December 2013 to February 2014 with the same amount of page views.

Pazoo.com has a unique and compelling online marketing platform. Pazoo.com offers the following important marketing advantages to its target audiences:

1.	A comprehensive solution as a content source – information on a full spectrum of disciplines within the health and wellness marketplace;
2.	Health and wellness experts that have expertise in these varied disciplines and write about their areas expertise; and
3.	Content that is both for the health and wellness of people as well as their pets (over 50% of American homes have pets).

●
E-commerce. Our e-commerce offerings will increase as we build the traffic coming to pazoo.com. In this way we could establish a revenue source over and above advertising to increase the value of each visitor. We have the following e-commerce elements ready for an activated marketing program:

1.	An e-commerce platform that is functional;

 1 Excerpt from Internet & Mail-Order Retail Industry Profile, First Research, Last quarterly update 11/18/13.  Obtained at http://www.firstresearch.com/Industry-Research/Internet-and-Mail-Order-Retail.html

2.	Relationships with manufacturers, distributors and other e-commerce companies so that increasing product offerings will not be time consuming;
3.	Members on the pazoo.com content team with merchandising experience: i.e. a Pazoo expert is buyer of pet products for a large pet retailer; and
4.
Members on the pazoo.com content team that are experienced in e-commerce marketing; i.e. we will look to offer our consumers low cost and timely delivery of product by negotiating with shipping companies to offer a flat rates on various products.

●
Pharmaceutical Testing Facilities.   We entered this arena through our recent acquisition of a 40% minority equity stake in MA & Associates, LLC. MA & Associates was launched in September of 2013 to provide quality control services to the medical cannabis industry within the State of Nevada. MA & Associates’ primary mission is to protect the public health by providing infrastructure and analytical services to legally authorized distributors and producers of cannabis and to regulators tracking their operations.  This will be accomplished by the exclusive use of a ‘best-in-class” testing protocol established by Steel Hill Labs, Inc.  Additionally, the company acquired a minority interest in Harris Lee. LLC which has been formed to set up testing laboratories in states other than Nevada through the exclusive use of the Steep Hill Labs, Inc. protocol.

The company will provide the medical cannabis industry guidelines on how the regulation and inspection by public health authorities is to be implemented.  MA & Associates’ and Harris Lee’s primary customer base will include all of the licensed cannabis cultivators, in the state which have enacted legislation for the medical and/or recreational use of marijuanna, and their customers are required by law to have their products tested before they can be transferred to the dispensaries.  As such, we are in a unique position to provide the mandated health and safety testing upon which this burgeoning industry must hinge.

Growth Strategy

We plan to grow our assets and earnings per share by employing the following business strategies:

●
Continue to Invest in www.pazoo.com.   We look to leverage our in-house experts and industry contacts to expand our market presence.  On our website, the Pazoo.com experts blog on health and wellness within their areas of expertise, disseminating information on trends, developments and other pertinent industry facts. Additionally, through its own writers and other outside content sources, Pazoo.com provides videos and articles on health and wellness and provides an additional focus on the latest total health concepts.

The purpose of these various sources of content is to offer a creative solution that comprehensively covers the full spectrum of disciplines within health and wellness. This comprehensive solution has become compelling for our visitors because we have focused on offering vital and entertaining information content that is updated periodically throughout the day.  Combining our strategy to be an online library of comprehensive health and wellness information with multiple sources of well written content has helped to establish pazoo.com as a leading provider of total health and wellness.

●
Focus on E-commerce.   The product offerings on pazoo.com’s e-commerce platform will expand in terms of the number of products offered when our visitor base increases and management will put more marketing dollars into this business line. At that point, additional manufacturing relationships will be cultivated which will be a main factor in increasing the product offerings on pazoo.com.

●
Grow Secondary Revenue Streams. Pazoo is a health and wellness company with a strategy of growing revenues through a number of sources. From our inception, the strategy has been to be an integrated health and wellness company offering quality products and services in many lines of business which include the following:

1.
Advertising revenue through more traditional media outlets, such as television and radio. The internet has given direct response an inexpensive, effective way to test a direct response offer in terms of the product itself, the pricing of that product, the messaging associated with that product and the target audience. Limited, focused, pay per click (PPC) campaigns can be effectively executed for a fraction of broadcast costs. If a test campaign can successfully determine the elements for a profitable PPC, on line campaigns can be rolled out leading to testing for traditional media outlets such as television, radio and print.

The criteria that Pazoo will use to determine if a product justifies an on line test is the following: how innovative and marketable is a product; how well does the product work; is this product attractive to a large audience; is the product priced in a way that the target audience would perceive value; is there a large enough gross margin in terms of dollars to finance the media while generating a strong profit.

Pazoo has found the first product that fits the above criteria. Shortly, we will be testing the product for its effectiveness. This product fits our criteria for audience requirements and financial modeling.

2.
Consulting services featuring our experts. Generally, our Experts regularly advise consumers and/or companies on matters related to each Expert’s specific discipline. At some point in the future, it would be a natural extension of our relationship with the Experts to find them “for pay” consulting engagements. The consulting engagement could be in the form of working with a person one-on-one or advising a small or large group in a forum or presentation.  For Pazoo, this would be a natural extension of our relationship with our Experts (which is already provided for in their contracts with Pazoo). Additionally, with the size of the Pazoo.com audience we have a built in solicitation vehicle for our Experts’ services. Additionally, the Pazoo management is regularly meeting with potential customers for consulting services. The attractive part of this additional revenue stream is that the risk is minimal because there is not meaningful overhead attached to it as a startup opportunity. And, Pazoo only has to pay the Experts when it gets paid.

3.
Pazoo branded events like forums and conventions. As a further extension to our consulting business, Pazoo will put on its own health and wellness forums or conventions. Once the consulting business has enough transactions, visibility and awareness, Pazoo can put on a forum which would be marketed using the Pazoo brand which will have substantial awareness, promoted through the pazoo.com web site and existing partnerships, and feature our own Experts. By rolling out this division in the aforementioned manner, Pazoo will be effectively able to introduce this service without exposing itself to some of the risks that others are exposed to when they enter the public forum business.

●
Opportunistically Pursue Strategic Acquisitions.   We plan to selectively pursue strategic, investments in, or acquisitions of, companies (like MA & Associates) and assets that are complementary to our existing lines of business. We believe that our existing management platform can support more assets without significant increases to our infrastructure due to the scalable nature of our operations.

Marketing and Promotion

To achieve our marketing goal and objective of being the leading provider of health and wellness content, services and products, our marketing strategy has focused on the following:

●	Strengthen the Pazoo.com brand name;
●	Increase customer traffic to the Pazoo.com website;
●	Continue to build strong customer loyalty; and
●	Maximize repeat involvement with our visitors and develop incremental revenue opportunities.

We have and will utilize a variety of marketing tools to increase traffic on pazoo.com and awareness about this site.  These marketing tools include the following:

On-Line Marketing
●	Search Engine Optimization (SEO)
●	Pay-per-click marketing
●	Social media (Facebook, Twitter, Instagram, YouTube)
●	Online promotions
●	Online promotional partners – event marketing

Brick and Mortar Marketing and Promotion
●	Take advantage of market relationships from suppliers and retailers
●	Take advantage of combined sales efficiencies from online as well as off-line
●	Build strong relationships with suppliers from both a sales standpoint as well as a promotional standpoint

By marketing and advertising pazoo.com, we are able to drive our targeted audience to pazoo.com while increasing awareness about pazoo.com as the leading on line health and wellness community for people as well as their pets. In fact, to retain awareness we have added a memorable tagline to the pazoo.com’s logo ‘Be Inspired. Live Powerful.’ This challenging tagline is an example of pazoo.com having its own personality that stands out and can be remembered.

We feel that loyal, satisfied visitors to our site have vast potential to generate additional visits as returning visitors as well as word-of-mouth sources for new visitors to come to pazoo.com.  However, to maintain this loyalty we have to maintain high quality content on pazoo.com that’s constantly being updated.

Please note that as pazoo.com’s traffic and revenue increase, Pazoo will cost effectively continue to increase the content to the site as well as the quality of this content. To have successful advertising sales, there needs to be a long term commitment to quality content so that all returning visitors will know that we are source of broad based, high quality health and wellness content. Though content development is a manageable, yet increasing expense, this cost highlights an important market advantage for pazoo.com. A large part of our content development cost does not require cash outlays (the compensation is in stock). This reduces our cash requirements. However, this situation exemplifies the ever increasing barrier to entry for others to create a health and wellness web site. Since pazoo.com launched its web site the cost of content has significantly gone up as well as marketing costs while ad revenues haven’t moved in a comparable manner. So, startup costs today and cash flow requirements have become much more challenging since pazoo.com launched its first version of pazoo.com.

Industry Trends

●
Steady and Rapid Growth in Online Advertising. Over the past decade in particular, the internet has changed the landscape of how we share and obtain information.  More and more businesses are realizing the power of an online presence and are taking their businesses to the internet for marketing, brand recognition, and sales.  The industry trend for 2015 is that online advertising and online marketing will continue to increase and permeate aspects of both business and personal life.

Specifically, content marketing will continue to increase. By consistently creating and disseminating content through an array of online channels, businesses are reaching consumers and retaining consumer bases in a whole new way.  Further, Social Media will continue to be a powerful driving force in online advertising, marketing, and branding. Finally, Mobile content will be increasingly necessary and important.  Due to the ever expanding use of smartphones and mobile devices, consumers are spending more time searching and purchasing products and information on their handheld devices than ever before.

MANAGEMENT

The name, age, and position of our present officers and directors is set forth below:

Name	Age	Title
Steven Basloe	63	President, Chairman of the Board of Directors
David Cunic	35	Chief Executive Officer, Director
Ben Hoehn	33	Chief Operating Officer, Chief Financial Officer, Director

Steven Basloe – President, and Executive Vice President of Marketing/Sales, Chairman of the Board
Steven Basloe holds a Bachelor of Science degree and a Master in Business Administration in Marketing, as well as a Juris Doctorate, all from Syracuse University.  Mr. Basloe brings over three decades of sales and marketing experience to Pazoo and will play a key role in developing strategic plans for advertising, sales, marketing, and distribution.  Since 1996, Mr. Basloe has served as owner of SMB Marketing Group, Inc. where he successfully provided consulting services in creative and strategic planning to major corporations such as Bertelsmann, Warner’s, Samsung, S. Rothschild, and Alfred Haber Distribution.  He was chosen to serve as the Chairman of the Board of Directors based on his previous success in operating SMB Marketing Group, a full service marketing firm providing strategic marketing, sales consulting services, planning and creative production for marketing, advertising and promotions. He maintained 100% responsibility for budgeting, planning and execution for his client’s campaigns based strategy and planning.

David M. Cunic – Chief Executive Officer, Director
David Cunic is a member of various physical therapy and community service organizations and was an owner and manager of DMC Athletics & Rehabilitation, Inc. (DMC) from its founding in 2006 until he sold his interest in November 2013.  David had grown the company from himself, as the only employee, to 23 employees in just over seven years with sales reaching approximately $2 million per year.    Educated with a Bachelor of Health Science and Master of Physical Therapy from the University of New England, David is highly trained in sports medicine, orthopedics, and manual therapy and has had the honor of working with prestigious doctors from numerous professional and Olympic sport teams.  In addition, prior to forming DMC, he has worked at inpatient facilities and has managed several outpatient orthopedic clinics.  Mr. Cunic periodically refines his knowledge and manual skills through workshops and continuing education seminars, but what makes him truly unique is his ability to relate to his patients, which is a result of receiving intensive physical therapy himself for four years.  David is a certified personal trainer and a licensed referee for the United States Soccer Federation.  He was chosen to serve as the CEO and on the Board of Directors based on the fact that it was his vision and concept to create Pazoo, Inc.

Ben Hoehn – Chief Operating Officer, acting Chief Financial Officer
Ben Hoehn has both a Bachelor and a Master of Science in Criminal Justice from the University of Cincinnati.  He was formerly the Chief Operating Officer for all 3 of DMC Athletics and Rehabilitation’s physical therapy and personal training facilities, in New Jersey as well as DMC's Nutritional Line.  He had held this post since April 2010, managing its current staff, handling all day to day business operations and implementing new policies and procedures to ensure patient satisfaction.  Prior to his work at DMC, from 2007 to 2010 he was employed in Cincinnati by Community Police Partnering Center, a non-profit organization that worked with the Cincinnati Police Department in crime and problem solving techniques.  His duties included developing, extracting, and analyzing criminal data as well as providing technical and analytical assistance to all stages of the criminal problem solving process.

Executive Compensation.

Summary Compensation Table
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Steven Basloe,	2014	-	-	-	-	-	-	-	-
President and Director	2013	11,538	-	-	-	-	-	16,750(1)	28,288

David Cunic,	2014	-	5,250	-	-	-	-	22,000(2)	27,250
CEO and Director	2013	-	-	-	-	-	-	-	-

Ben Hoehn,	2014	29,833	5,250	-	-	-	-	16,784(3)	51,867
COO/Acting CFO	2013	2,308	-	-	-	-	-	-	2,308

(1)	Steven Basloe earned $11,538 as a Pazoo employee and $16,750 as a 1099 consultant.
(2)	David Cunic earned $5,250 as a Pazoo employee and $22,000 as a 1099 consultant.
(3)	Ben Hoehn earned $29,833 as a Pazoo employee and $16,784 as a 1099 consultant.

Limitation of Liability and Indemnification

The Articles of Incorporation of Pazoo limits or eliminates the personal liability of directors for damages for breaches of their fiduciary duty, unless the director has engaged in intentional misconduct, fraud or a knowing violation of law, or paid a dividend in violation of the Nevada Revised Statutes.

Pazoo’s Articles of Incorporation provisions may be interpreted to provide for the indemnification of officers and directors for certain civil liabilities, including liabilities arising under the Securities Act.  In the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of January 31, 2015, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are beneficially owned directly and the percentage shown is based on 219,731,242 shares of common stock.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class

Common	Steve Basloe	15,000,000	6.8%
	560 Sylvan Avenue
	Englewood NJ 07632

Common	David Cunic	15,000,000	6.8%	(1)
	13 Old Mill Drive
	Denville NJ 07834

Common	Ben Hoehn	2,500,000	1.1%	(2)
	32 Osborne Place
	West Orange, NJ 07052

Common	Total Beneficial Ownership	32,500,000	14.8%

Common	Total Issued and Outstanding	219,731,242	100.0%

(1)	Mr. Basloe's beneficial ownership includes 1,000,000 shares of stock issued in the names of his four children at his request and direction.
(2)	Ben Hoehn is the Chief Operating Officer and replaced Gina Morreale as Secretary and Treasurer in September 2011.

As of January 31, 2015, shares of the Company's common stock was issued and outstanding was 219,731,242.

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Pazoo, Inc.
Cedar Knolls, New Jersey

We have audited the accompanying balance sheets of Pazoo, Inc. (the "Company") as of December 31, 2014 and 2013, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pazoo, Inc. as of December 31, 2014 and 2013 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Managements, plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

May 13, 2015

PAZOO, INC.
BALANCE SHEETS

	December 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$733,637	$35,848
Accounts receivable	87,949	33,461
Stock subscription receivable	18,253	-
Inventories	2,668	4,129
Prepaid expenses	6,181	1,911

Total current assets	848,688	75,349

Total assets	$848,688	$75,349

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$84,189	$64,846
Loans payable	3,000	3,000
Interest payable	46,862	-
Convertible debt, net of unamortized discounts of $413,898 and $48,151	895,664	1,849
Derivative liabilities	2,576,025	172,049

Total current liabilities	3,605,740	241,744

Long-term liabilities:
Long-term portion of convertible debt, net of unamortized discounts of $783,668 and $0	28,832	-

Total long-term liabilities	28,832	-

Total liabilities	3,634,572	241,744

Stockholders' deficit
Common stock, $0.001 par value; 980,000,000 shares authorized, 193,030,398 and 101,409,500 shares issued and outstanding at December 31, 2014 and 2013, respectively	193,031	101,410
Convertible preferred stock, Ser. A, $0.001 par value, 10,000,000 shares authorized, 1,036,394 and 923,394 shares issued and outstanding at December 31, 2014 and 2013, respectively.	1,036	923
Preferred stock, Ser. B, $0.001 par value, 2,500,000 shares authorized, 1,187,500 shares issued and outstanding at December 31, 2014 and 2013, respectively	1,187	1,187
Preferred stock, Ser. C, $0.001 par value, 7,500,000 shares authorized, no shares issued and outstanding at December 31, 2014 and 2013	-	-
Additional paid-in capital	4,438,811	2,250,451
Accumulated deficit	(7,419,949)	(2,520,366)

Total stockholders' deficit	(2,785,884)	(166,395)
Total liabilities and stockholders' deficit	$848,688	$75,349

The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2014	2013

Revenues:
Advertising sales	$111,036	$42,824
Merchandise sales	251	9,989
Total revenues	111,287	52,813

Cost of goods sold
Merchandise sales	541	8,977
Total cost of goods sold	541	8,977

Gross profit	110,746	43,836

Operating expenses:
Selling, general and administrative expenses	1,639,228	418,778
Bad debt expense	-	60
Professional fees	642,740	111,394
Website setup	197,089	49,220
Total operating expenses	2,479,057	579,452

Loss from operations	(2,368,311)	(535,616)

Other expenses:
Loss on derivative liabilities	(1,292,419)	(122,049)
Loss on impairment of equity method investment	(542,780)	-
Interest expense	(696,073)	(25)

Net loss	$(4,899,583)	$(657,690)

Series A preferred stock dividends	(105,079)	(66,701)

Net loss attributable to common stockholders	$(5,004,662)	$(724,391)

Net loss per common share – basic and diluted	$(0.04)	$(0.01)

Weighted average common shares outstanding - basic and diluted	129,834,534	85,655,534

The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(4,899,583)	$(657,690)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	1,061,358	96,128
Preferred stock issued for services	54,650	-
Loss on derivative liabilities	1,292,419	122,049
Convertible debt issued for rent expense	16,601	-
Loss on impairment of equity method investment	542,780	-
Amortization of debt discounts	635,273	1,849
Bad debt expense	-	60
Changes in operating assets and liabilities:
Accounts receivable	(54,488)	11,539
Inventory	1,461	2,679
Prepaid expenses and other current assets	(4,270)	1,625
Accounts payable and accrued liabilities	19,343	48,686
Interest payable	60,749	-
Net cash used in operating activities	(1,273,707)	(373,075)

Cash flows from investing activities:
Investment in equity method investee	(542,780)	-
Net cash used in investing activities	(542,780)	-

Cash flows from financing activities:
Borrowings on loans payable	-	33,500
Borrowings on convertible note, net of original issue discounts	2,297,200	50,000
Cash payments on convertible debt	(240,000)	-
Proceeds from sale of common stock	77,076	-
Proceeds from exercise of Series A preferred warrants	40,000	-
Proceeds from sale of Series A preferred stock and warrants	340,000	194,867
Net cash provided by financing activities	2,514,276	278,367

Net increase (decrease) in cash and cash equivalents	697,789	(94,708)

Cash and cash equivalents beginning of period	35,848	130,556

Cash and cash equivalents end of period	$733,637	$35,848

Supplemental Disclosure of Cash Flows Information
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-

Noncash Investing and Financing Activities
Common stock issued for the conversion of Series A preferred stock	$26,950	$28,750
Series A preferred stock issued for Series A preferred stock dividend	-	66,701
Debt discount due to derivative liabilities	1,556,574	50,000
Resolution of derivative liabilities	445,017	-
Common shares issued for conversion of debt and interest	207,843	-
Common shares issued with debt	35,897	-
Common shares issued for stock subscription receivable	18,253	-
Preferred stock and preferred stock warrants issued for settlement of debt	-	55,133
Conversion of preferred stock to common stock	-	28,750
Cancellation of preferred stock	-	188
Cancellation of common stock	-	2,000
Payments of accounts payable by third party	-	6,331

 The accompanying notes are an integral part of these financial statements.

PAZOO, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

							Additional
	Common Stock		Series A Preferred Stock		Series B Preferred Stock		Paid-In	Accumulated
	Shares	Par	Shares	Par	Shares	Par	Capital	Deficit	Total

December 31, 2012	72,142,000	$72,142	554,281	$554	1,375,000	$1,375	$1,867,071	$(1,795,975)	$145,167

Preferred Stock and Preferred Stock warrants for cash	-	-	487,168	487	-	-	194,380	-	194,867

Preferred Stock and Preferred Stock warrants for debt	-	-	137,832	138	-	-	54,995	-	55,133

Preferred dividends	-	-	31,612	32	-	-	66,669	(66,701)	-

Common shares issued for services	2,517,500	2,518	-	-	-	-	93,610	-	96,128

Cancellation of preferred shares	-	-	-	-	(187,500)	(188)	188	-	-

Cancellation of common shares	(2,000,000)	(2,000)	-	-	-	-	2,000	-	-

Conversion of Preferred Stock to Common Stock	28,750,000	28,750	(287,500)	(288)	-	-	(28,462)	-	-

Net Loss	-	-	-	-	-	-	-	(657,690)	(657,690)

December 31, 2013	101,409,500	$101,410	923,394	$923	1,187,500	$1,187	$2,250,451	$(2,520,366)	$(166,395)

Common shares issued for services	35,374,269	35,374	-	-	-	-	1,025,984	-	1,061,358

Conversion of preferred stock to common stock	26,950,000	26,950	(269,500)	(270)	-	-	(26,680)	-	-

Preferred stock and warrants issued for cash	-	-	287,500	288	-	-	339,712	-	340,000

Preferred shares issued for services	-	-	15,000	15	-	-	54,635	-	54,650

Common shares issued for subscription receivable	1,739,591	1,740	-	-	-	-	16,513	-	18,253

Common shares issued for cash	5,196,117	5,196	-	-	-	-	71,880	-	77,076

Issuance of preferred stock for warrant exercises	-	-	80,000	80	-	-	39,920	-	40,000

Common shares issued for conversion of debt	21,110,921	21,111	-	-	-	-	186,732	-	207,843

Common shares issued with debt	1,250,000	1,250	-	-	-	-	34,647	-	35,897

Resolution of derivative liabilities	-	-	-	-	-	-	445,017	-	445,017

Net Loss	-	-	-	-	-	-	-	(4,899,583)	(4,899,583)

December 31, 2014	193,030,398	$193,031	1,036,394	$1,036	1,187,500	$1,187	$4,438,811	$(7,419,949)	$(2,785,884)

The accompanying notes are an integral part of these financial statements.

Pazoo, Inc.
Notes to Financial Statements

Note 1—DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

We were incorporated as a C-Corporation in the State of Nevada as IUCSS, Inc. on November 16, 2010 and we established a fiscal year end of December 31. On May 9, 2011, we changed our name to Pazoo, Inc. to take advantage of unique branding and website opportunities. We are a start-up health and wellness social community that has developed its website (www.pazoo.com) to provide information, services, and online products for improvement of everyday living. Our mission is to be 1) a leading social community offering best-in-class health and wellness products for both people and pets; and 2) an important resource for consumers and professionals with diverse information about health and wellness. We have never been party to any bankruptcy, receivership or similar proceeding, nor have we undergone any material reclassification, merger, consolidation, purchase or sale of a significant amount of assets not in the ordinary course of business.

Use of Estimates

In accordance with Generally Accepted Accounting Principles (GAAP) the preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. These accounting policies are described at relevant sections in the notes to the financial statements.

Equity Method Investments

Equity method investees are all entities over which the Company has significant influence, but not control. Significant influence is presumed with a shareholding of between 20% and 50% of the voting rights. Investments in equity method investees are accounted for using the equity method of accounting and are initially recognized at cost. As of December 31, 2014, the Company has investments in, MA & Associates, LLC and Harris Lee, LLC which provide the Company with significant influence.

On April 8, 2014 the Company entered into a Limited Liability Company Membership Interest Purchase Agreement with MA & Associates, LLC (“MA”) under which the Company agreed to acquire a 40% equity interest in MA for two testing locations in exchange for a purchase price of $2,000,000 and 150,000 shares of the Company’s Series C Preferred Stock. MA was formed to become a marijuana testing laboratory within the State of Nevada. As set forth in the Purchase Agreement, the Purchase Price is to be paid to MA in accordance with certain milestones including the approval of a State License to become a testing laboratory, laboratory build out milestones, and testing equipment purchases.  In 2014 the Company paid an aggregate of $542,780 of the cash portion of the purchase price consisting of an investment of $542,780. As of December 31, 2014, the Company owned an approximate 22% interest in MA and had the right to appoint one of four Board members of MA. This equity method investment was fully impaired during 2014. In 2015, the Company paid an additional $605,000 of the $2,000,000 cash portion of the purchase price and issued 100,000 of the 150,000 shares to be issued with the remaining shares being issued after the testing laboratory is operational.  A copy of the Purchase Agreement is attached as Exhibit 99.01 to the Form 8-K filed by the Company on April 9, 2014.

On July 23, 2014, the Company and the MA founders formed Harris Lee Holdings, LLC (“Harris Lee”) of which the Company obtained a 45% equity interest for an initial cash contribution of $45.  On October 24, 2014, the Company agreed to acquire an additional 10% interest in Harris Lee in exchange for 300,000 shares of the Company’s Series C Preferred stock based on a series of milestone events. As of December 31, 2014, the acquisition of this additional 10% interest had not closed. Then on January 13, 2015, the Company agreed to acquire the remaining 45% of Harris Lee in exchange for 450,000 shares of the Company’s Series B Preferred Stock, again issued upon completion of certain milestones.  No construction has commenced on any Harris Lee facility and accordingly no cash has been paid to date.  No shares were issued in 2014. In 2015, based on the milestones, 150,000 shares of Series C Preferred Stock were issued, and all of the 450,000 shares of Series B Preferred Stock were issued.

The Company recognizes its share of the net income or losses for MA and Harris Lee in the Statements of Operations, after adjustments to align the accounting policies with those of the Company, from the date that significant influence commences until the date that significant influence ceases. When the Company’s share of losses exceeds its interest in an equity method investees, the carrying amount of that interest (including any long-term loans) is reduced to zero and recognition of further losses is discontinued except to the extent that the  Company has incurred legal or constructive obligations or made payments on behalf of the equity method investees. Unrealized gains on transactions between the Company and its equity method investees are eliminated to the extent of the Company’s interest in the equity method investees. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Re-measurement differences of equity stake resulting from gaining control over the investee previously recorded as an equity method investments are recorded under Results related to investments in equity method investees. During the year ended December 31, 2014, aggregate equity method investment losses recognized was zero as it was determined to be nominal.

During the year ended December 31, 2014, the Company performed an impairment analysis and determined that due to the fact that MA is a start up with no current cash flows; we impaired 100% of the equity method investment resulting in an impairment loss of $542,780 during 2014.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents and accounts payable. The Company believes that the recorded values of all of its other financial instruments approximate their fair values because of their nature and respective maturity dates or durations. The fair value of our long-term debt is determined by using estimated market prices. Assets and liabilities measured at fair value are categorized based on whether or not the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Inputs are based on quoted market prices for identical assets or liabilities in active markets at the measurement date.

Level 2: Inputs include quoted prices for similar assets or liabilities in active markets and/or quoted prices for identical or similar assets or liabilities in markets that are not active near the measurement date.

Level 3: Inputs include management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value as December 31, 2014 and 2013.

Recurring Fair Value Measurements	Level 1	Level 2	Level 3	Total
LIABILITIES:
Derivative liability – December 31, 2014	$-	$-	$2,576,025	$2,576,025
Derivative liability – December 31, 2013	$-	$-	$172,049	$172,049

Cash and Cash Equivalents

We classify all highly liquid instruments with an original maturity of three months or less at the time of purchase as cash equivalents.

Stock Based Compensation

Total stock-based compensation recognized during 2014 and 2013 totaled $1,116,008 consisting of 35,374,269 common shares and 15,000 Series A preferred shares and $96,128 consisting of 2,517,500 common shares, respectively.  ASC 718 "Compensation - Stock Compensation" prescribes accounting and reporting standards for all stock-based payments awarded to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, which may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction is recognized as a liability; otherwise, the transaction is recognized as equity.  The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 "Equity-Based Payments to Non-Employees." Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date, the performance completion date, or the contract date.

Revenue Recognition

Revenues are recognized when evidence of an agreement exists, the price is fixed or determinable, collectability is reasonably assured and goods have been delivered or services performed.  The Company is paid revenue from various advertising sources.  Typically advertising revenue is based upon the activity reports received from the advertising brokers and revenue is paid in accordance with the broker agreements at varying intervals from 30 to 75 days following the close of the particular advertising period.  The Company recognizes the revenue, and records the accounts receivable, upon receipt of the activity report from the broker.  In the event payment is not received within 120 days of the due date, the Company with classify such amount as an account where collection is doubtful.  At this time the Company has no reason to believe any accounts are not collectible and therefore no allowance for doubtful accounts has been made at this time for any advertising revenue.

Inventories

Inventory currently consists predominately of goods purchased from third party suppliers and does not include raw materials. Certain inventory contains expiration dates (“shelf life”) and the efficacy of any product which is held beyond its shelf life may be impaired. Our inventory reserve is zero. The company purchased most inventory in 2011 with very little purchases in 2012 and as such, there are some products that are approaching the end of their shelf life and were written off in 2013 and 2014. Inventory cost is determined using the weighted average cost method.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net operating loss carryforwards available to reduce future taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

Basic and Diluted Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share reflects, in addition to the weighted average number of common shares, the potential dilution if shares of convertible preferred stock were converted into shares of common stock and a corresponding accrued 5% dividend, unless the effects of such exercises and conversions would have been anti-dilutive.

Recent Accounting Pronouncements

The Company does not expect any recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Note 2—GOING CONCERN

During 2014 and 2013, the Company incurred net losses of $4,899,583 and $657,690, respectively. In addition, as of December 31, 2014, the Company had a working capital deficit of $2,757,052. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately attain profitability. Management believes that we can alleviate the facts and circumstances which indicate a going concern by expanding our services, expert advice and online products.

Note 3—STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized 20 million shares of $0.001 par value Preferred Stock. The preferred shares available for issuance are 10,000,000 Series A Convertible Preferred Stock, 2,500,000 Series B Non-convertible Preferred Stock, and 7,500,000 Series C Non-convertible Preferred Stock.

The Series A Preferred Stock is convertible into ten shares of common stock for each Preferred share at the option of the holder, does not have voting rights and pays a Series A Preferred Stock dividend of 5% annually. The Company amended the Certificate of Designations of the Series A Preferred Stock amending the expiration date to February 1, 2022. The Company shall pay the amount due on the Maturity Date in kind with shares of Common Stock. The number of shares of Common Stock to be issuable to a Holder on the Maturity Date (the “Maturity Shares”) shall be equal to the quotient of (x) the aggregate Liquidation Preference for such Holder’s Shares on the Maturity Date divided by (y) the Conversion Price in effect as of the Maturity Date. On or before the third (3rd) Business Day following the Maturity Date (the “Maturity Share Delivery Date”), the Company must deliver to each Holder the Maturity Shares issuable to such Holder. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to (A) $1,000 per Share held by such Holder, plus (B) a further amount equal to any Dividends accrued but unpaid on such Shares. If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders. The Liquidation Preference shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

The Series B Preferred Stock is non-convertible, does not pay a dividend, and contains voting rights at a ratio of 200 votes for each share of Series B Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to $0.001 per Share held by such Holder, or such other amount as any Securities Purchase Agreement under which the Shares are issued may provide. If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders. The Liquidation Preference shall be unaffected for any stock splits, stock combinations, stock dividends or similar recapitalizations.

The Series C Preferred Stock is non-convertible and has no voting rights, pays a common stock dividend from 2% to 12% annually. The Company amended the Certificate of Designations of the Series C Preferred Stock amending the expiration date for redemption to February 1, 2022. The Company shall pay the amount due on the Maturity Date in kind with shares of Common Stock. The number of shares of Common Stock to be issuable to a Holder on the Maturity Date (the “Maturity Shares”) shall be equal to the quotient of (x) the aggregate Liquidation Preference for such Holder’s Shares on the Maturity Date divided by (y) the Conversion Price in effect as of the Maturity Date. On or before the third (3rd) Business Day following the Maturity Date (the “Maturity Share Delivery Date”), the Company must deliver to each Holder the Maturity Shares issuable to such Holder. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each Holder shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any Junior Stock, an amount (the “Liquidation Preference”) equal to (A) $0.001per Share held by such Holder, plus (B) a further amount equal to any Dividends accrued but unpaid on such Shares. If, upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the stockholders of the Company are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the Holders in proportion to the relative aggregate Liquidation Preferences of the Shares held by such Holders. The Liquidation Preference shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

In May 2013, we exchanged 136,058 Series A Preferred Stock and 136,058 Series A Preferred stock warrants to Integrated Capital Partners, Inc. (ICPI) for the conversion of $54,423 in loans payable.

Also, in November 2013, we exchanged 1,774 Series A Preferred Stock and 1,774 Series A Preferred stock warrants to ICPI for $710 in loans payable.

During 2013, the Company sold an aggregate of 487,168 shares of Series A Preferred Stock and 487,168 Series A Preferred stock warrants for cash proceeds of $194,867.

In December 2013, we recorded a preferred stock dividend of 31,612 shares of Series A Preferred Stock valued at $66,701 which represents payment of the 5% stated Series A Convertible Preferred Stock dividend (through December 31, 2013).

In August 2013, 187,500 Series B Preferred shares were sent back to the Company and cancelled for David Cunic, who stepped down as Chairman of the Board in 2012.

During 2013, 287,500 shares of Series A preferred stock were converted into 28,750,000 common shares.

Total Series A Preferred shares outstanding as of December 31, 2013 were 923,394.

On or about March 17, 2014, the Board of Directors voted to affect a 10 for 1 reverse stock split on all outstanding Series A Preferred Stock. All share and per share amounts herein have been retroactively restated to reflect the split.

On or about April 8, 2014 the Company entered into a Limited Liability Company Membership Interest Purchase Agreement (the “Purchase Agreement”) with MA and Associates, LLC (“MA”) whereby the Company will acquire a 40% equity interest in MA in exchange for $2,000,000 and 150,000 shares of the Company’s Series C Preferred Stock.  The Company will complete its due diligence by April 30, 2014 and the closing will occur following the Company’s satisfaction of its due diligence.  MA is in the process of setting up two licensed marijuana testing facilities in the State of Nevada. No shares were issued during the year ended December 31, 2014.

In 2014, The Company sold an aggregate of 287,500 of Series A Preferred Stock and 287,500 Series A preferred stock warrants for cash proceeds of $340,000.

In 2014, ICPI exercised warrants in the amount of 80,000 Series A Preferred Stock warrants for cash proceeds of $40,000

In August 2014, 10,000 shares of Series A Preferred Stock was issued to Jordan Stroum as Pazoo’s representative to MA & Associates in Las Vegas, Nevada per the agreement signed July 25, 2014. Series A Preferred Stock converts at a rate of 100:1. The 10,000 Series A Preferred Stock convert into 1,000,000 shares of common stock. The shares were valued at $34,800.

In October 2014, 5,000 Series A Preferred Stock was issued to Jordan Stroum in exchange for services rendered as Pazoo’s representative to MA & Associates in Las Vegas, Nevada as per the agreement signed July 25, 2014.  Series A Preferred Stock converts at a rate of 100:1.  The 10,000 Series A Preferred Stock convert into 1,000,000 shares of common stock. The shares were valued at $19,850.

During 2014, 269,500 shares of Series A preferred stock were converted into 26,950,000 common shares.

Total Series A Preferred shares outstanding as of December 31, 2014 were 1,036,394.

Common Stock

Issuances

In 2013, we issued a total of 2,517,500 common shares to experts who have agreed to be included in the “Our Experts” section of our Company website (www.pazoo.com). Each Expert has executed an expert services contract certain number of shares issued upon signing and further shares earned over the first year of the contract. The total stock compensation expense recorded during 2013 was $96,128. As of December 31, 2013, there were 2,815,000 shares to be issued that will be earned through 2014.

In April 2013, we cancelled 2,000,000 common shares previously issued to Gotham Capital for an advisory agreement 2012.

In 2014, we issued a total of 5,196,117 common shares for aggregate cash proceeds of $77,076, in accordance with the put agreements per the equity agreement with Premier Venture Capital dated April 4, 2014.

In 2014, we issued a total of 1,739,591 common shares for a stock subscription receivable $18,253 which was collected during 2015.

In 2014, we issued a total of 35,374,269 common shares to consultants and experts who have agreed to be included in the “Our Experts” section of our Company website (www.pazoo.com) as well as certain consultants.  Each expert has executed an expert services contract giving them a certain number of shares issued upon the signing of the agreement and further shares on each anniversary of the contract date. Consultants were used by the Company to increase its marketing, advertising, and awareness. Consultants were issued shares based on individual service contracts. The total stock compensation expense recorded during 2014 was $1,061,358. As of December 31, 2014, there were 5,893,333 shares to be issued that will be earned through 2015.

In 2014, we issued 1,250,000 common shares with debt valued and recorded as a debt discount at $35,897.

Conversions

In 2014, we issued an aggregate of 21,110,921 common shares for the conversion of debt and accrued interest totaling $207,843.

Warrants

Simultaneous with the issuance of Series A Preferred Stock in 2013, and under the Investment Agreement May 2013 we issued 623,226 warrants to ICPI which entitles its owner to purchase one share of Series A Preferred Stock for each Series A Preferred Stock at an exercise price of $0.50, subject to the terms of the warrant agreement between the warrant agent and us. The warrants are exercisable three years from the date of issue. No warrants have been exercised as of December 31, 2013. These warrants had negligible fair value at the time of issuance.

In connection with a termination and release agreement on or about April 2013, and related to compensation paid to Gotham Capital (Gotham) in 2012, we cancelled 2,000,000 common stock purchase warrants exercisable at an exercise price of $0.01 per share.

In 2014, ICPI exercised 80,000 Series A Preferred Stock warrants for cash proceeds of $40,000

In 2014, The Company sold an aggregate of 287,500 of Series A Preferred Stock and 287,500 Series A preferred stock warrants for cash proceeds of $340,000.

The following table presents the Series A preferred stock warrant activity during 2014 and 2013:
		Weighted
		Average
	Warrants	Exercise Price

Outstanding - December 31, 2012	200,000	$7.50
Granted	623,226	$0.50
Forfeited/canceled	-	-
Exercised	-	-
Outstanding - December 31, 2013	823,226	$2.20
Granted	287,000	2.18
Forfeited/canceled	(80,000)	0.50
Exercised	-	-
Outstanding - December 31, 2014	1,030,226	$2.23
Exercisable – December 31, 2014	1,030,226	$2.23

The weighted average remaining life of the outstanding Series A preferred stock warrants as of December 31, 2014 and 2013 was 3.26 and 3.92 years, respectively.

The following table presents the common stock warrant activity during 2014 and 2013:
		Weighted
		Average
	Warrants	Exercise Price

Outstanding - December 31, 2012	7,000,000	$0.05
Granted	-	-
Forfeited/canceled	(2,000,000)	0.05
Exercised	-	-
Outstanding - December 31, 2013	5,000,000	$0.05
Granted	1,130,470	0.05
Forfeited/canceled	-	-
Exercised	-	-
Outstanding – December 31, 2014	6,130,470	$0.05
Exercisable – December 31, 2014	6,130,470	$0.05

The weighted average remaining life of the outstanding Series A common stock warrants as of December 31, 2014 and 2013 was 0.48 and 1.26 years, respectively.

Note 4—RELATED PARTY TRANSACTIONS

Related Party Transactions

Steve Basloe has an equity ownership interest in Pazoo and is the Chairman of the Board and the President of Pazoo. He is also the owner of SMB Marketing. SMB Marketing signed a consulting agreement with Pazoo in June 2013 to create strategy and execute against this plan to roll out the design and production of Pazoo.com and the content for Pazoo.com. The agreement is for a term of two years and requires minimum weekly compensation of $1,000. During 2014 and 2013, he received $57,650 and $14,750 for services provided.

Note 5—CONVERTIBLE NOTES

 The following table summarizes the changes in the convertible notes during 2013 and 2014:
	Short Term	Long Term	Total

Balance as of December 31, 2012	$-	$-	$-

Cash additions	50,000	-	50,000
Non-cash additions	-	-	-
Cash payments	-	-	-
Conversions	-	-	-
Original issue discount	-	-	-
Total	50,000	-	50,000

Less: unamortized discount	(48,151)	-	(48,151)

Balance as of December 31, 2013	$1,849	$-	$1,849

Cash additions	1,444,700	852,500	2,297,200
Non-cash additions	16,601	-	16,601
Cash payments	(240,000)	-	(240,000)
Conversions	(88,400)	(50,000)	(138,400)
Original issue discount	176,661	10,000	186,661
Total	1,309,562	812,500	2,122,062

Less: unamortized discount	(413,898)	(783,668)	(1,197,566)

Balance as of December 31, 2014	$895,664	$28,832	$924,496

On December 4, 2013 the Company entered into a $500,000 Promissory Note with JMJ Financial of which $50,000 is original issue discount. (Attached as Exhibit 99.02 to the Company's Form 8-K filed December 17, 2013).  Under the terms, the Company will receive one or more installments on a periodic basis and will have 90 days for the date of each installment in which to repay the principal amount of the loan and interest. In the event repayment is not made within the 90 day period, JMJ shall have the right to convert any unpaid sums into common stock of the Company at the rate of the lesser of $.05 per share or 60% of the lowest trade reported in the 25 days prior to conversion. As of December 31, 2013, the Company received $50,000 of the note. During 2013, the Company recorded a discount of $50,000 on the note due to accounting for the conversion option as a derivative liability of which $1,849 was amortized during 2013.

In February 2014, the Company entered into a 10% convertible note with Tangiers in the amount of $60,500. Of this amount, $5,500 was an original issue discount on the note. The note is amortized using the straight line method through the maturity date of February 27, 2015. The note is convertible at a variable price of the lower of $0.01 or 50% of the lowest trading price during the 25 day period prior to the date of conversion. The note is convertible 180 days from the date of the note. The note matures on February 27, 2015. In September 2014, the entire balance was converted into 8,066,666 shares of common stock using a conversion price of $0.0075 per share. The note was fully amortized since it was converted in full during the year 2014.

In April 2014, the Company entered into a 12% Convertible Note with JSJ Investments, Inc. (“JSJ”) in the amount of $100,000.  Prior to October 28, 2014, the Company may redeem the Note for $150,000.  Thereafter, JSJ may convert the Note into common stock of the Company at a stated discount of 50% based on the average of the lowest three trades in the previous ten days, or $0.06 per share. The note matures on October 28, 2014.  The note was amended on October 21, 2014. The new conversion rate is now either 50% discount to the average of the three lowest trades in the previous ten days immediately prior to the date of conversion or a 50% discount to the average of the three lowest trades in the previous ten trading days immediately prior to October 28, 2014.  The new maturity date is April 28, 2015.  The amendment included a standstill provision whereby the parties agree to no conversions under the Note until February 1, 2015 and in consideration of the standstill provision the Company agrees to pay JSJ $36,000 by October 28, 2014, of which $1,000 is for legal fees payable to New Venture Attorneys, P.C. The payment of $35,000 to JSJ and payment of $1,000 to New Venture Attorneys, P.C. were both paid on October 27, 2014.

In April 2014, the Company entered into an Equity Purchase Agreement and a Securities Purchase Agreement with Premier Venture Partners, LLC (“Premier”) whereby Premier is obligated, providing the Company has met certain conditions including the filing of a Form S-1 Registration Statement for the shares to be acquired, to purchase up to $5,000,000 of the Company’s common stock at the rates set forth at the request of the Company by issuing a Put Notice when funds are needed.  The Securities Purchase Agreement is a facility whereby the Company will receive $22,500 pursuant to two Convertible Promissory Notes.

In April 2014, the Company entered into a Convertible Promissory note totaling $16,601 with ICPI for expense of rent of office space. ICPI may convert the note into fully paid and non-assessable shares of Series A Preferred Stock. The conversion price is $0.50 per share.

In April 2014, the Company entered into a $10,000 Convertible Promissory Note (the “Note”) with Premier Venture Partners, LLC.  Under the terms of the Note the Company will receive $10,000 for the preparation and filing of the Form S-1 Registration Statement required for the Equity Purchase Agreement (Attached as Exhibit 99.02 to the Company's Form 8-K filed April 9, 2014). Premier Venture Partners, LLC shall have the right to convert any unpaid sums into common stock of the Company at the rate of the lesser of $.03 per share or 50% of the lowest trade reported in the 10 days prior to date of conversion.  A second Convertible Promissory Note, in the amount of $12,500, will be issued after the Form S-1 Registration Statement is filed in order to cover any additional expense of making the Form S-1 Registration Statement effective.  All of the $22,500 was paid directly to legal for the expense of preparing and making the S-1 Registrations Statement effective.

In May 2014, the Company entered into a 10% Convertible Note with Typenex Co Investment LLC (“Typenex”) in the amount of $139,500, of which $14,500 is the original issue discount. The discount is amortized using the straight line method over the term of the note. Typenex may convert the Note into common stock of the Company at a conversion price of $0.07 per share. The note matures on March 28, 2015. In conjunction with the note, a total of 1,130,470 common stock warrants were issued. The warrants were accounted for as derivative liabilities resulting in a discount to the note of $83,682. In December 2014, $35,174 of the note and accrued interest was converted into 2,714,008 shares of common stock using a conversion price of $0.013 per share.

In May 2014, the Company entered into an 8% Convertible Note with LG Capital Funding LLC (“LG”) in the amount of $58,500, of which $10,000 is the original issue discount.  The discount is amortized using the straight line method over the term of the note. LG may convert the Note into common stock of the Company at a stated discount of 50% based average of the lowest trading bid price for the 15 prior trading days. The note is convertible 180 days from the date of the note.

In July 2014, the Company entered into a $200,000 Convertible Note with WHC Capital LLC, of which there is a $40,000 original issue discount. WHC was also issued 1,250,000 common shares as part of the agreement and those shares were recorded as debt discount of $52,500. WHC may convert the note into common stock of the Company at a 50% discount to the lowest trading price of 25 trading days prior to the conversion date. The note is convertible 180 days from the date of the note.  WHC was fully repaid in October of 2014 in the amount of $240,000.

In July 2014, Tangiers provided additional funding to the Company in the amount of $50,000 in accordance with the February 2014 agreement.  The note had a $5,000 original issue discount and accrues interest at 10%.

In August 2014, the Company entered into a 12% $100,000 Convertible Note with JSJ Investments. JSJ may convert the Note into common stock of the Company at a 50% discount to the average 3 lowest trading days of 20 trading days prior to conversion OR 20 trading days prior to the date the note was executed.

In August 2014, the Company entered into a $56,250 Convertible Note with Auctus Private Equity Fund LLC, of which $6,250 is original issue discount. Auctus may convert the note into common stock at a 50% discount to the average 2 lowest trading days of 25 trading days prior to the conversion. The note is convertible 180 days from the date of the note.

In September 2014, the Company entered into an amendment to the Tangiers convertible note up to the amount of $220,000 from February 2014.   Company borrowed a total of $55,000 of which $5,000 is original issue discount. Tangiers may convert the Note into common stock of the Company at the lower of $0.023 or a 50% discount to the trading price of the prior 25 trading days. The note is convertible 180 days from the date of the note.  The new term of the note is September 22, 2014.

In September 2014, JMJ Investments provided additional funding to the Company in the amount of $50,000 in accordance with the December 2013 agreement of which $5,556 is original issue discount.

In September 2014, the Company entered into a $55,250 Convertible Note with Auctus Private Equity Fund LLC, of which $5,250 is original issue discount. Auctus may convert the note into common stock at a 50% discount to the average 2 lowest trading days of 25 trading days prior to the conversion. The note is convertible 180 days from the date of the note.

In October 2014, the Company entered into a 8% Convertible Note with Union Capital LLC in the amount of $50,000 of which $2,500 is original issue discount. Union may convert the note into common shares of the Company at a discount of 50% to the lowest trading price of the 20 trading days prior to the conversion date.

In October 2014, the Company entered into a $55,000 Convertible Note with Vista Capital Investments LLC, of which $6,111 is original issue discount. Vista may convert the note into common shares of the Company at $0.05 or a 60% discount to the lowest trading price of the 25 days prior to the conversion date.

In October 2014, JMJ Investments provided additional funding to the Company in the amount of $40,000 in accordance with the December 2013 agreement of which $4,444 is original issue discount.

In October 2014, the Company entered into a 8% Convertible Note with LG Capital Funding LLC in the amount of $47,250, of which $6,750 is original issue discount. LG may convert the note into common shares of the Company at a 50% discount to the lowest trading price of the 15 days prior to the conversion date.

In October 2014, the Company entered into a 10% Convertible Note with Sarna Family Limited Partnership in the amount of $200,000. Sarna may convert the note into common shares of the Company at $0.01. In November 2014, $25,000 of the note was converted into 2,500,000 shares of common stock using a conversion price of $0.01 per share.

In October 2014, the Company entered into a 10% Convertible Note with private investor Mark Sarna in the amount of $200,000. Mr. Sarna may convert the note into common shares of the Company at $0.01. In November 2014, $25,000 of the note was converted into 2,500,000 shares of common stock using a conversion price of $0.01 per share.

In October 2014, the Company paid off the WHC Capital LLC Convertible Note in the amount of $240,000.

In October 2014, the Company entered into a 10% Convertible Note with Macallan Partners in the amount of $110,000, of which $10,000 is original issue discount.  Macallan may convert the note into common shares of the Company at the lesser of a 50% discount to the lowest price in the previous 20 days prior to conversion or at a 50% discount to the bid price on the day of conversion.

In November 2014, the Company entered into a 12% Convertible Note with Eastmore Capital in the amount of $55,000, of which $4,000 is original issue discount. Eastmore may convert the note into common shares of the Company at the lesser of the lowest trading price of the day preceding the conversion or at a 50% discount to the lowest price in the previous 15 trading days before the conversion.

In November 2014, the Company entered into a 12% Convertible Note with Carebourn Capital in the amount of $128,000, of which $15,800 is original issue discount.  Carebourn may convert the note into common shares of the Company at a discount of 50% of the average 3 lowest trading days within the previous 10 trading days prior to conversion.

In December 2014, the Company entered into a 10% Convertible Note with SBI Investments in the amount of $240,000, of which $40,000 is original issue discount. SBI may convert the note into common shares of the Company at a 50% discount to the lowest trading price in the previous 25 trading days prior to the conversion.

In December 2014, the Company entered into a 10% Convertible Note with investor Joshua Parkiel in the amount of $12,500. Mr. Parkiel may convert the note into common shares of the Company at $0.01.

In December 2014, the Company entered into a 10% Convertible Note with private investor David Sarna in the amount of $12,500. Mr. Sarna may convert the note into common shares of the Company at $0.01.

In December 2014, the Company entered into a 10% Convertible Note with investor Howard Schwartz in the amount of $25,000. Mr Schwartz may convert the note into common shares of the Company at $0.01.

In December 2014, the Company entered into a 10% Convertible Note with private investor Larry Pantirer in the amount of $25,000. Mr. Pantirer may convert the note into common shares of the Company at $0.01.

In December 2014, the Company entered into a 10% Convertible Note with investor Seymour Pinewski in the amount of $50,000. Mr Pinewski may convert the note into common shares of the Company at $0.01.

In December 2014, the Company entered into a 10% Convertible Note with private investor Stuart Troyetsky in the amount of $50,000. Mr. Troyetsky may convert the note into common shares of the Company at $0.01.

In December 2014, the Company entered into a 10% Convertible Note with investor Alan Pines in the amount of $75,000. Mr Pines may convert the note into common shares of the Company at $0.01.

In December 2014, the Company entered into a 10% Convertible Note with private investor Martin Statfield in the amount of $50,000. Mr. Statfield may convert the note into common shares of the Company at $0.01.

In December 2014, the Company entered into a 10% Convertible Note with investor Morris Sarna in the amount of $50,000. Mr. Sarna may convert the note into common shares of the Company at $0.01.

In December 2014, the Company entered into a 10% Convertible Note with private investor Steve Montag in the amount of $12,500. Mr. Montag may convert the note into common shares of the Company at $0.01.

In 2014, JMJ Investments converted an aggregate of $62,169 of notes and accrued interest into 5,330,247 shares of common stock using conversion prices ranging from $0.0075 to $0.204 per share.

Aggregate amortization of debt discounts totaled $635,273. As of December 31, 2014, the unamortized debt discounts totaled $1,197,566.

The Company evaluated all convertible notes describe above under ASC 815 and determined that they qualify as derivative liabilities (see Note 6).

Future minimum payments owed on the outstanding debt, including accrued interest, of the Company as of December 31, 2014 are as follows:

	Year Ended December 31,
	2015	2016	2017	2018	2019	Total

Convertible Notes	1,346,746	103,210	-	-	717,411	2,167,367
Short-term Non-Convertible Note	4,557	-	-	-	-	4,557
Total	1,351,303	103,210	-	-	717,411	2,171,924

Note 6—DERIVATIVE LIABILIITIES

The Company evaluates all of it financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Under ASC-815 the conversion options embedded in the notes payable described in Note 5 require liability classification because they do not contain an explicit limit to the number of shares that could be issued upon settlement. In addition, all of the Company’s outstanding common stock warrants are tainted in 2013 and 2014 and accounted for as derivative liabilities.

The following table summarizes the changes in the derivative liabilities during 2013 and 2014:

Balance as of December 31, 2012	$-

Additions at fair value recognized as expense	131,459
Additions at fair value recognized as debt discounts	50,000
Gain on change in fair value	(9,410)

Balance as of December 31, 2013	$172,049

Additions at fair value recognized as expense	2,310,191
Additions at fair value recognized as debt discounts	1,556,574
Gain on change in fair value	(1,017,772)
Resolution of derivative liabilities	(445,017)

Balance as of December 31, 2014	$2,576,025

During 2014 and 2013, the aggregate loss on derivative liabilities was $1,292,419 and $122,049, respectively, consisting of initial derivative expense and the change in the fair value of the derivative liabilities.

The Company uses the Black Scholes Option Pricing Model to value its convertible debt and warrant derivative liabilities based upon the following assumptions:

	2013	2014

Dividend yield:	0%	0%
Expected volatility	207.8%	145.0% to 243.0%
Risk free interest rate	0.38%	.03% to 1.65%
Expected life (years)	1.95	0.13 to 5.05

Note 7—INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2013 and 2014, the company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $3,500,000 at December 31, 2014, and will expire in the years 2031 – 2033.

Internal Revenue Section 382 restricts the ability to use these carryforwards whenever an ownership change as defined occurs.

At December 31, 2014, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$1,226,720
Less: valuation allowance	(1,226,720)
Net deferred tax asset	$-

At December 31, 2013, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$767,134
Less: valuation allowance	(767,134)
Net deferred tax asset	$-

Note 8—LOANS PAYABLE

In June 2013 Pazoo, Inc. entered into a Promissory note totaling $9,000 with ICPI for expenses paid directly to vendors.  In November 2013, $6,000 was converted into 15,000 Series A Preferred shares.  ICPI is a Series A Preferred stockholder.  As of December 31, 2014 and 2013, $3,000 still remains outstanding.

Note 9—SUBSEQUENT EVENTS

In January 2015, Premier Ventures, LLC, purchased 5,460,125 common shares for $48,380 pursuant to the put option executed by the Company.

In January 2015, ICPI converted 130,000 Series A Preferred shares into 13,000,000 common shares.

On or about January 8, 2015 the Company entered into a LLC Membership Purchase Agreement with all of the Members of Harris Lee, LLC (“Harris Lee”) whereby the Company acquired a 100% equity interest in Harris Lee in exchange for 450,000 shares of the Company’s Series B Preferred Stock and 300,000 shares of the Company’s Series C Preferred Stock.  Harris Lee is in the process of becoming a licensed medical marijuana testing laboratory in the States of Colorado and Oregon, with intentions of expanding to other states in the future.  Harris Lee in a wholly owned subsidiary of the Company and is a complementary business to that of MA and Associates, LLC which received a license form the State of Nevada in November 2014 to become a licensed marijuana testing laboratory in the State of Nevada.

In January 2015, the Company issued 200,000 Preferred C shares to ICPI in accordance with the MA and Associates agreement signed April 2014.

In January 2015, the Company issued 250,000 Preferred C shares to MA and Associates in accordance with the MA and Associates agreement signed April 2014.

In January 2015, we sold 75,000 Preferred A shares at $0.40 per share for $30,000.

On or about January 8, 2015 the Company and Premier Venture Partners, LLC entered into an Amendment to April 4, 2014 Equity Purchase Agreement which changes the Pricing Period for any Put Notice to nine (9) days and allows the Company to put more shares than previously permitted.  The Company expects to take advantage of these new terms following to effectiveness of the Registration Statement on Form S-1which was filed on February 13, 2015 for additional shares to be registered for Premier.

On or about January 28, 2015, Vista Capital funded the Company an additional $25,000 under the Convertible Promissory Note agreement dated October 23, 2014.

In February 2015, ICPI converted 200,000 Preferred A shares into 20,000,000 common shares.

In February 2015, we sold 25,000 Preferred A shares at $0.40 per share for $10,000.

In February 2015, we sold 300,000 Preferred A shares at $0.20 per share for $60,000.

On or about February 20, 2015, the Company entered into a Equity Purchase Agreement and Registration Rights Agreement with Kodiak Capital Group, LLC “Kodiak”) whereby Kodiak is obligated, providing the Company has met certain conditions including the filing or a Form S-1 Registration Statement for the shares to be acquired, to purchase up to Five Hundred Thousand Dollars ($500,000) of the Company’s common stock at the rates set forth in the Equity Purchase Agreement.  Under the Equity Purchase Agreement the shares are purchased at the discretion of the Company by issuing a Put Notice when funds are needed.  Pyrenees Investments, LLC, will be paid a fee by the Company related to this transaction in an amount up to ten percent (10%) of the amount actually funded pursuant to a certain Investment Banking Agreement dated May 14, 2014

On or about February 20, 2015 the Company entered into a $30,000 Convertible Promissory Note (the “Note”) with Kodiak Capital Group, LLC.  Under the terms of the Note the Company’s will receive $30,000 for the preparation and filing of the Form S-1 Registration Statement required for the Equity Purchase Agreement.  Kodiak Capital Group, LLC shall have the right to convert any unpaid sums into common stock of the Company at the rate of 50% of the lowest trade reported in the 10 days prior to date of conversion.

On or about February 24, 2015 a settlement payment was reached between claimant Pazoo Inc and Defendant Edataworx Inc.  The settlement payment totaling $35,000 is to be paid in the following schedule: (i)$15,000 on or before February 20, 2015; (ii) $15,000 on or before March 20, 2015; (iii) $5,000 on or before 4/20/2015. Additionally EDW will surrender to Pazoo the Common Stock Certificate No. 208 (2,000,000 shares). Pazoo will notify transfer agent to cancel this certificate and issue three new common stock certificates of 500,000 shares each and 2 new certificates of 250,000 each.

On or about February 25, 2015, Tangiers funded the Company an additional $25,000 under the Convertible Promissory Note agreement dated February 27, 2014.

In March, 2015, ICPI converted 160,000 Preferred A shares into 16,000,000 common shares.

In March 2015, we sold 375,000 Preferred A shares at $0.20 per share for $75,000.

On or about March 2, 2015 Pazoo Inc engaged in a consulting agreement with SmallCapVoice.com Inc.  Pazoo Inc agrees to compensate SmallCapVoice.com Inc in the amount of $50,000 due upon the execution of the agreement. The term of which is 15 days commencing on 3/2/15. Out of pocket expenses authorized by Pazoo Inc in advance in writing will be reimbursed by Consultant.

On or about March 10, 2015, Harris Lee signed a licensing agreement with Steep Hill Labs, LLC pursuant to the Letter of Intent signed December 30, 2014.  The purpose of this agreement is to take the Steep Hill licensing to additional states to test medical marijuana above and beyond the State of Nevada, namely Oregon and Colorado.

On or about March 9, 2015, private investor Rick Marion purchased 50,000 Preferred A shares from the Company in exchange for $50,000.

On or about March 30, 2015, the Company dba Harris Lee signed a Letter of Intent with Front Range to take over their existing medical marijuana testing laboratory in the State of Colorado.  The company expects to sign the definitive agreement in the next 30-60 days and be up and operational in Colorado shortly thereafter.

On or about April 2, 2015, the Company entered into a Convertible Promissory Note with LG Capital funding in the amount of $63,000.

On or about April 6, 2015, the Company and Iconic Holdings LLC agreed to amend the $220,000 Promissory Note dated February 27, 2014.  Iconic shall make a payment to Pazoo Inc of $22,000 of which $2,000 is original issue discount, on or before April 6, 2015. The Company received $20,000 on April 2, 2015.

On or about April 14, 2015, the Company paid off the LG Convertible Promissory Note Dated October 22, 2014 for $72,676

On or about April 14, 2015, the Company paid off the Macallan Convertible Promissory Note Dated October 30, 2014 for $153,480

In 2015, Auctus converted aggregate principal of $58,705 into 17,680,360 common shares in accordance with the Convertible Promissory Note dated August 6, 2014.

In 2015, Auctus converted aggregate principal of $57,522 into 26,754,792 common shares in accordance with the Convertible Promissory Note dated September 30, 2014.

In 2015, Tangiers converted aggregate principal of $137,895 into 51,886,514 common shares in accordance with the Convertible Promissory Note dated February 27, 2014.

In 2015, JMJ converted aggregate principal of $62,222 into 25,925,925 common shares in accordance with the Convertible Promissory Note dated December 4, 2013

In 2015, JSJ converted aggregate principal of $109,474 into 28,565,677 common shares in accordance with the Convertible Promissory Note dated April 28, 2014.

In 2015, JSJ converted aggregate principal of $106,949 into 53,475,158 common shares in accordance with the Convertible Promissory Note dated August 22, 2014.

In 2015, LG converted aggregate principal of $72,278 into 20,794,710 common shares in accordance with the Convertible Promissory Note dated May 27, 2014.

In 2015, Typenex converted aggregate principal of $148,677 into 49,033,066 common shares in accordance with the Convertible Promissory Note dated May 28, 2014

In 2015, the Company issued an aggregate of 3,833,333 common shares to pazoo.com experts and consultants. The aggregate  value of the common shares at time of issuance is $61,143.

PAZOO, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$152,642	$733,637
Accounts receivable	89,370	87,949
Accounts receivable - related party	2,998	-
Stock subscription receivable	12,999	18,253
Inventories	2,668	2,668
Prepaid expenses	10,247	6,181

Total current assets	270,924	848,688

Fixed assets, net	381,671	-
Intangible assets, net	518,724	-

Total other assets	900,395	-

Total assets	$1,171,319	$848,688

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$119,085	$84,189
Loans payable	3,000	3,000
Interest payable	82,334	46,862
Convertible debt, net of unamortized discounts of $995,770 and $413,898	1,216,877	895,664
Contingent consideration liabilites	1,118,581	-
Derivative liabilities	1,542,994	2,576,025

Total current liabilities	4,082,871	3,605,740

Long-term liabilities:
Long-term portion of convertible debt, net of unamortized discounts of $875,130 and $783,668	98,348	28,832
Total long-term liabilities	98,348	28,832

Total liabilities	4,181,219	3,634,572

Stockholders' deficit
Common stock, $0.001 par value; 980,000,000 shares authorized, 667,848,681 and 193,030,398 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	667,848	193,031
Convertible preferred stock, Ser. A, $0.001 par value, 10,000,000 shares authorized, 2,463,526 and 1,203,526 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively.	2,463	1,204
Preferred stock, Ser. B, $0.001 par value, 2,500,000 shares authorized, 1,637,500 and 1,187,500 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively.	1,637	1,187
Preferred stock, Ser. C, $0.001 par value, 7,500,000 shares authorized, 1,080,000 and 0 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively.	1,080	-
Additional paid-in capital	9,092,353	4,438,643
Accumulated deficit	(12,775,281)	(7,419,949)

Total stockholders' deficit	(3,009,900)	(2,785,884)

Total liabilities and stockholders' deficit	$1,171,319	$848,688

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PAZOO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues:
Advertising sales	$1,399	$34,058	$21,632	$51,167
Merchandise sales	-	35	-	252
Total revenues	1,399	34,093	21,632	51,419

Cost of goods sold
Merchandise sales	-	244	-	569
Total cost of goods sold	-	244	-	569

Gross profit	1,399	33,849	21,632	50,850

Operating expenses:
Selling, general and administrative expenses	401,921	320,808	1,482,783	605,039
Professional fees	299,035	136,701	527,556	172,134
Website setup	49,271	34,702	106,391	57,110
Total operating expenses	750,227	492,211	2,116,730	834,283

Loss from operations	(748,828)	(458,362)	(2,095,098)	(783,433)

Other expenses:
Gain/(Loss) on derivative liabilities	(433,082)	(38,887)	6,031	(337,300)
Goodwill impairment	(2,260,179)	-	(2,260,179)	-
Gain on change in fair value of contingent consideration	258,500	-	258,500	-
Net gain on change in fair of equity method investment	567,028	-	68,028	-
Interest expense	(814,243)	(6,000)	(1,332,614)	(12,000)

Net loss	$(3,430,804)	$(503,249)	$(5,355,332)	$(1,132,733)

Series A preferred stock dividends	(24,177)	(5,133)	(33,139)	(10,209)

Net loss attributable to common stockholders	$(3,454,981)	$(508,382)	$(5,388,471)	$(1,142,942)

Net loss per common share – basic and diluted	$(0.01)	$(0.00)	$(0.01)	$(0.01)

Weighted average common shares outstanding - basic and diluted	611,091,133	111,809,486	451,212,156	108,865,363

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PAZOO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(5,355,332)	$(1,132,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discounts	1,111,453	83,526
Goodwill impairment	2,260,179	-
Depreciation	6,469	-
Amortization	6,105	-
Gain on change in fair value of contingent consideration	(258,500)	-
Stock-based compensation	898,444	346,268
(Gain)/loss on derivative liabilities	(6,031)	337,300
Loss on true-up of convertible notes	44,383	-
Additional common shares issued for true-up of convertible notes	93,087	-
Impairment loss on equity method investment	778,639	-
Change in fair value of equity method investment	(846,667)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,421)	(19,240)
Accounts receivable - related party	70
Stock subscription receivable	5,254	-
Inventory	-	1,323
Prepaid expenses and other current assets	9,985	121
Accounts payable and accrued liabilities	18,917	18,933
Interest payable	167,645	-
Net cash used in operating activities	(1,067,321)	(364,502)

Cash flows from investing activities:
Deposit made on acquisition of investment	-	(198,000)
Cash paid for intangible asset	(307,500)	-
Cash received in acquisition of MA & Associates	1,798	-
Investment in equity method investee	(778,639)	-
Net cash used in investing activities	(1,084,341)	(198,000)

Cash flows from financing activities:
Borrowings on convertible note, net of original issue discounts	1,250,287	344,725
Repayments on convertible notes	(350,000)	-
Capital contributions from management	42,000
Proceeds from issuing common stock	48,380	-
Proceeds from exercise of Series A preferred warrants	-	40,000
Proceeds from sale of Series A preferred stock and warrants	580,000	270,270
Net cash provided by financing activities	1,570,667	654,995

Net increase (decrease) in cash and cash equivalents	(580,995)	92,493

Cash and cash equivalents beginning of period	733,637	35,848

Cash and cash equivalents end of period	$152,642	$128,341

Supplemental Disclosure of Cash Flows Information
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-

Noncash Investing and Financing Activities
Preferred shares issued for acquisition of MA & Associates	$635,000	$-
Contingent consideration for acquisition of MA & Associates	1,377,081	-
Common stock issued for the conversion of Series A preferred stock	111,500	1,700
Debt discount due to derivative liabilities	855,101	319,581
Payments of accounts payable by third party	-	2,075
Original issue discount on convertible note	-	15,500
Resolution of derivative liabilities	1,882,101	-
Convertible debt issued for accrued rent expense	14,051	16,601
Common shares issued for conversion of debt and interest	952,305	-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Pazoo, Inc.
Notes to Unaudited Consolidated Financial Statements

Note 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Financial Presentation

The unaudited Consolidated Balance Sheets, Consolidated Statements of Operations, and Consolidated Statements of Cash Flows of Pazoo, Inc. (“we”, “our”, “Pazoo” or the “Company”) reflect all normal recurring adjustments the nature of which are, in the opinion of management, necessary for a fair presentation of financial position and the results of operations for the interim periods presented.  Certain prior-year amounts have been reclassified to conform to the current period presentation.

Description of Business

We are an early growth stage health and wellness company. Presently, our primary business is pazoo.com, an online, content driven, ad supported health and wellness web site for people and their pets. Additionally, this site has e-commerce functionality which allows pazoo.com to be an online retailer of nutritional foods/supplements, wellness goods, and fitness apparel. Pazoo, Inc. does not have any brick and mortar establishments.

We entered the pharmaceutical testing laboratory market with our acquisitions of MA & Associates, LLC which will operate pharmaceutical testing laboratories in Nevada, and Harris Lee Holdings, LLC which will operate pharmaceutical testing laboratories in other states.  These pharmaceutical testing laboratories focus on providing quality control services to the medical cannabis industry.  The mission is to protect the public health by providing infrastructure and analytical services to legally-authorized cannabis producers and distributors as well as to regulators.  States that have legalized cannabis are developing cannabis health and safety criteria that we will fulfill through our testing laboratories.

Principles of Consolidation

The accompanying consolidated financial statements include the amounts of the Company and its wholly-owned subsidiaries Harris Lee Holdings LLC and MA & Associates, LLC, each a Nevada limited liability company.  All intercompany accounts and transactions have been eliminated as of June 30, 2015.

Intangible Assets

Intangible assets as of June 30, 2015 consisted of a license agreement acquired for $307,500 from Steep Hill Labs for the right to take the Steep Hill software and methodology to states above and beyond Nevada , $100,000 from the MA license and 117,329 in in-process research & development.  The cost basis of the intangible asset will be amortized over the initial 9-year term of the license. Amortization expense during the three months ended June 30, 2015 was $6,105.

Impairment of Long-Lived Assets

The Company’s intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate.  The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value.  If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized.  An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset.  The Steep Hill and MA license, along with the in-process research & development, were evaluated for impairment and no impairment loss was incurred as of June 30, 2015.

Note 2—GOING CONCERN

From inception of November 16, 2010 through June 30, 2015, the Company has incurred net losses of $12,775,281 and the Company has a working capital deficit as of June 30, 2015.  These factors, among others, raise significant doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately attain profitability.  Management believes that we can alleviate the facts and circumstances which indicate a going concern by expanding our services, expert advice and online products. We aim to become more than a web based company by providing information, services and products through direct response, retail, and advertising revenue, in addition to our website.  Furthermore, we look to expand our business and further eliminate the ongoing concern by establishing our medical marijuana testing labs in Denver, CO, Las Vegas, NV, and Portland, OR.

Note 3—STOCKHOLDERS’ EQUITY

Capital Contributions

MA & Associates: the Company contributed $42,000 for voluntary capital contributions to MA & Associates for the six months ended June 30, 2015.

Common Stock

During the six months ending June 30, 2015, the Company issued 474,818,283 common shares for the following purposes.

6,158,333	shares for third-party services valued at $51,194
5,460,125	shares issued for cash for cash proceeds of $48,380
12,165,163	shares issued for true-up of loan conversion valued and expensed at $93,087
111,500,000	shares resulting from Series A Preferred Stock holders converting 1,115,000 shares
339,534,662	shares resulting from debt holders converting $952,305 of debt into common stock
474,818,283	shares issued total
193,030,398	shares at December 31, 2014
667,848,681	shares at June 30, 2015

Preferred Stock

During the first six months ending June 30, 2015, the Company issued 1,260,000 net shares of Series A preferred stock for the following purposes.

(1,115,000)	shares converted into 111,500,000 common shares
2,375,000	shares issued for $580,000 in cash
1,260,000	shares total
1,203,526	shares at December 31, 2014
2,463,526	shares at June 30, 2015

During the six months ending June 30, 2015, the Company issued 450,000 net shares of Series B preferred stock and issued 1,080,000 shares of Series C preferred stock as a part of its investments in Harris Lee Holdings, LLC and MA & Associates, LLC investments. The total value of preferred shares at issuance was $1,482,250.

Warrants

Simultaneous with issuing Series A Preferred Stock to ICPI in the six month period ended June 30, 2015, and under Investment Agreement No. 5 (October 2014) and Investment Agreement No. 6 (February 2015), we issued 2,325,000 warrants.  These warrants allow the holder to purchase one share of Series A Preferred Stock for each Series A Preferred Stock at an exercise price of $0.50, subject to the terms of the warrant agreement between the warrant agent and us.  These warrants are exercisable up to five years from the issuance date.

The following table presents the Series A preferred stock warrant activity during the six months ended June 30, 2015:

	Warrants	Weighted Average Exercise Price

Outstanding - December 31, 2014	1,030,226	$2.23
Granted	2,325,000	0.50
Forfeited/Canceled	(50,000)	0.05
Exercised	-	-
Outstanding - June 30, 2015	3,305,226	0.96
Exercisable - June 30, 2015	3,305,226	$0.96

The weighted average remaining life of the outstanding Series A preferred stock warrants as of June 30, 2015 and December 31, 2014 was 4.22 and 3.26 years, respectively.

The following table presents the common stock warrant activity during the six months ended June 30, 2015:

	Warrants	Weighted Average Exercise Price

Outstanding - December 31, 2014	6,130,470	$0.05
Granted	-	-
Forfeited/Canceled	(5,000,000)	0.05
Exercised	-	-
Outstanding - June 30, 2015	1,130,470	0.01
Exercisable - June 30, 2015	1,130,470	$0.01

The weighted average remaining life of the outstanding common stock warrants as of June 30, 2015 and December 31, 2014 was 0.92 and 0.48 years, respectively.

Note 4—RELATED PARTY TRANSACTIONS

In July 2013, we entered into a consulting agreement with an affiliate of Mr. Basloe. The agreement provides for consulting on marketing-related services for use in our business operations. The amounts paid under this agreement in the six months ended June 30, 2015 and June 30, 2014 were $36,000 and $35,875, respectively.

In January 2015, we entered into a services agreement with a family member of Mr. Basloe. The agreement provided for consultation services related to the Colorado recreational and medical marijuana marketplace and onsite retail operations studies in Boulder, CO and Denver, CO. The consultant was granted 250,000 common shares under the agreement which vest after six months. The fair value of the award was determined to be $1,750, of which $1,750 was recognized during the six months ended June 30, 2015 as stock-based compensation.  The shares will be issued upon vesting.

In connection with the investments in Harris Lee Holdings, LLC and MA & Associates, LLC the Company issued Series B and Series C Preferred shares to two current board members, Mr. Del Hierro and Mr. Lierberthal. Mr. Del Hierro was issued 150,000 shares of Series B Preferred shares valued at $150 and 140,000 shares of Series C Preferred shares valued at $204,400. Mr. Lieberthal was issued 150,000 shares of Series B Preferred shares valued at $150 and 140,000 shares of Series C Preferred shares valued at $204,400.

Note 5—EQUITY METHOD INVESTMENTS AND ACQUISITIONS

MA & Associates, LLC

Equity method investees are all entities over which the Company has significant influence, but not control. Significant influence is presumed with a shareholding of between 20% and 50% of the voting rights. Investments in equity method investees are accounted for using the equity method of accounting and are initially recognized at cost. As of June 30, 2015, the Company has control of MA & Associates, LLC.

On April 8, 2014 the Company entered into a Limited Liability Company Membership Interest Purchase Agreement with MA & Associates, LLC (“MA”) under which the Company agreed to acquire a 40% equity interest in MA for two testing locations in exchange for a purchase price of $2,000,000 and 150,000 shares of the Company’s Series C Preferred Stock. MA was formed to become a marijuana testing laboratory within the State of Nevada. In 2014 the Company paid an aggregate of $542,780 of the cash portion of the purchase price. This equity method investment was fully impaired during 2014. In 2015, the Company paid an additional $778,639 of the $2,000,000 cash portion of the purchase price and issued 100,000 of the 150,000. The $778,639 equity method investment was fully impaired in 2015. The fair value of the 100,000 Series C shares was determined to be $146,000 and it was recognized as compensation expense to the sellers of MA. In addition, there are 60,000 additional Series C shares to be issued for compensation upon achieving certain milestones in 2015 of which 30,000 were issued valued and expensed at $43,800.

On June 3, 2015, the Company entered into an agreement to acquire the remaining 60% interest in MA & Associates, LLC for 1,000,000 shares of Series C preferred stock. 500,000 of the shares were issued and valued at $635,000. The remaining 500,000 shares under the 60% agreement and the remaining 50,000 shares under the 40% agreement will be issued in the future after the testing laboratory is operational. The fair value of the additional 550,000 shares was determined to be $698,500 as of the date of this acquisition and this fair value, along with the remaining cash payments due under the 40% acquisition, were recognized as a contingent consideration liability of $1,377,081. As of June 30, 2015, the fair value of the contingent consideration liability was determined to be $1,118,581 resulting in a gain on the change in fair value of contingent consideration of $258,500. In accounting for this step-acquisition, the Company estimated the fair value of the previous equity method investment to be $846,667 as of the date control was obtained. This resulted in a gain on the change in fair value of equity method investment of $846,667 as the carrying value of the equity method investment was $0.

In accordance with the purchase agreement to acquire MA & Associates, LLC, ICPI is entitled to 500,000 Series C shares of which 300,000 were issued valued and expensed at $438,000. The remaining 200,000 shares will be issued upon achieving certain milestones in 2015.

The aggregate purchase price for the business acquisition was approximately $2.9 million consisting of contingent consideration with a fair value of $1,377,081, 500,000 shares of Series C valued at $635,000 and the fair value of the previously held equity method investment of $846,667. The acquisitions were accounted for using the purchase method and accordingly, the purchase price was allocated based on the estimated fair market values of the assets acquired and liabilities assumed on the date of each acquisition.  As of the date of acquisition we felt that the entire acquisition cost should be impaired as MA & Associates, LLC had not yet begun its testing operations and it is uncertain when the testing operations would begin. The goodwill from the transaction was $2,260,179 and the impaired value of the goodwill was equal to $2,260,179. The fair value of the assets acquired and liabilities assumed for this acquisition is as follows:

ACQUIRED ASSETS:
Current assets	$4,866
In-process research & development	117,329
Licensing	100,000
Other assets	388,140
Total assets acquired	$610,335

LIABILITIES ASSUMED:
Current liabilities	$(11,756)
Other liabilities	(9)
Total liabilities assumed	$(11,766)
Net assets acquired	$598,569

Unaudited pro forma results of operations data for the three and six months ended June 30, 2015 and 2014 are shown below as if the Company and the entities described above had been combined on January 1, 2014. The pro forma results include estimates and assumptions which management believes are reasonable. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of these entities, and are not necessarily indicative of the results that would have occurred if the business combinations had been in effect on the dates indicated, or which may result in the future.

	Unaudited Pro Forma Results of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$1,399	$34,093	$21,632	$51,419
Loss from operations	(748,828)	(458,362)	(2,095,098)	(783,433)
Net income (loss)	$(3,430,804)	$(503,249)	$(5,355,332)	$(1,132,733)

Harris Lee Holdings, LLC

At December 31, 2014, the Company owned 45% of Harris Lee Holdings, LLC (“Harris Lee”).  Pursuant to an October 2014 agreement, during the first quarter of 2015, the company acquired an additional 10% interest in Harris Lee in exchange for 150,000 shares of the Company’s Series C Preferred stock to be issued based on a series of milestone events.

In January 2015, the Company acquired the remaining 45% of Harris Lee in exchange for 450,000 shares of the Company’s Series B Preferred Stock.

The aggregate fair value of the 450,000 Series B and the 150,000 Series C shares was determined to be $219,450 and it was recognized as compensation expense to the sellers of Harris Lee.   Harris Lee is now consolidated in the Company’s financial results.

During the quarter ended June 30, 2015, Harris Lee was not operating and its impact on the Company’s Statement of Operations was zero as it was determined to be nominal.

As of the date of acquisition we felt that the entire acquisition cost should be impaired as Harris Lee Holdings, LLC had not yet begun its testing operations and it is uncertain when the testing operations would begin.

Note 6—CONVERTIBLE NOTES

During the six months ended June 30, 2015, the Company recorded discounts of $909,657 on the notes of which $855,101 resulted from derivative liabilities and $54,556 resulted from original issue discounts. During the six months ended June 30, 2015, the Company recognized a total of $137,470 in losses on true-up of convertible notes of which $44,383 related to additional principal and $93,087 related to additional shares issued. Aggregate amortization of debt discounts was $1,111,453 for the six months ended June 30, 2015.

The following table summarizes the changes in the convertible notes for the six months ending June 30, 2015:

	Short Term	Long Term	Total

Balance as of December 31, 2014 - Net	$898,664	$28,832	$927,496
Add back: unamortized discount	(413,898)	(783,668)	(1,197,566)
Balance as of December 31, 2014 - Gross	$1,312,562	$812,500	$2,125,062
Cash additions	970,287	280,000	1,250,287
Non-cash additions	58,434	-	58,434	(a)
Cash payments	(350,000)	-	(350,000)
Conversions	(724,344)	(100,000)	(824,344)	(b)
Original issue discount	54,556	-	54,556
Total	1,321,495	992,500	2,313,995
Less: unamortized discount	(101,618)	(894,152)	(995,770)
Balance as of June 30, 2015	$1,219,877	$98,348	$1,318,225

(a)  The Statement of Cash Flows reflects $14,051 for accrued rent and $44,383 for true up of shares.

(b)  The Statement of Cash Flows reflects $952,305 which consists of $824,344 in principal plus $127,961 in interest. Both were converted into common shares.

The Company uses the Black Scholes Option Pricing Model to value its convertible debt and warrant derivative liabilities based upon the following assumptions during the three months ended June 30, 2015:

June 30, 2015

Dividend yield:	0
Expected volatility	161.0% to 214.0%
Risk free interest rate	0.02% to 1.63%
Expected life (years)	0.16 to 4.89

Note 7—DERIVATIVE LIABILITIES

The following table summarizes the changes in the derivative liabilities during the period ending June 30, 2015:

Balance as of December 31, 2014	$2,576,025

Debt discount	855,101
Original issuance discount	-
Extinguished	(1,882,101)
Change in fair value	(6,031)

Ending balance as of June 30, 2015	$1,542,944

Note 8—FAIR VALUE MEASUREMENTS AND DERIVATIVE LIABILITY

The Company evaluates all of it financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Under ASC-815 the conversion options embedded in the notes payable described in Note 5 require liability classification because they do not contain an explicit limit to the number of shares that could be issued upon settlement.

As defined in FASB ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilized the market data of similar entities in its industry or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value at the period ending June 30, 2015.

Recurring Fair Value Measurements	Level 1	Level 2	Level 3	Total

LIABILITIES:
Derivative liabilities – June 30, 2015	-	-	2,661,575	2,661,575
Derivative liabilities – December 31, 2014	-	-	2,576,025	2,576,025

Note 9—SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10-50-1 we evaluated our subsequent events through August 19, 2015.  During this period, we entered into the following debt and equity transactions:

●	Investors converted $97,405 of Convertible Promissory Notes into 36,208,656 common shares.
●	Investors converted 200,000 Convertible Preferred Series A Stock into 20,000,000 shares of common stock.
●
The Company borrowed one Convertible Note of $125,000 under convertible notes with the following terms: 8.0% interest, maturity date of 4/14/16, and a conversion price calculated at 50% discount to the lowest trading price of the previous 15 days.

●
The Company took an investment of $125,000 in exchange for Convertible Series C Stock which converts to 12,500,000 common shares. The Company has not yet issued any shares as a result of this agreement and no cash has been received.

●
On July 24, 2015, the Company entered into a revolving loan agreement whereby the Company will act as Lender to Harris Lee Colorado, LLC. The maximum principal of the loan is $2,500,000, of which $0 is outstanding as of this date. The maturity date for the loan is January 24, 2023 and has an interest rate of the higher of 1.77% per annum or LIBOR + 50 bps, but not to exceed 4.0% per annum.

●	The Company issued a total of 4,500,000 warrant exercise shares less 166,387 exercise shares in cashless exercise.

Item 2     Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report on Form 10-Q contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any statements in this Quarterly Report that are not statements of historical facts are forward-looking statements, which involve risks and uncertainties. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. Our actual results may differ materially from those indicated in the forward-looking statements as a result of the factors set forth elsewhere in this Quarterly Report on Form 10-Q, including under “Risk Factors.” You should read the following discussion and analysis together with our unaudited financial statements for the periods specified and the related notes included herein. Further reference should be made to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

This Quarterly Report on Form 10-Q contains terminology referring to Pazoo, Inc., such as “us,” “our,” and “the Company.”

Management intends the following discussion to assist in the understanding of our financial position and our results of operations for the three months and six months ended June 30, 2015 and June 30, 2014.

Overview
Pazoo (“Pazoo”) was incorporated in Nevada on November 16, 2010 under the name “IUCSS, Inc.” A name change from IUCSS, Inc. to Pazoo occurred on May 9, 2011.  We are a health and wellness company. Presently, our primary business is Pazoo.com, an online, content driven, ad supported health and wellness web site for people and their pets. Additionally, this site has e-commerce functionality which allows Pazoo.com to be an online retailer of nutritional foods/supplements, wellness goods, and fitness apparel. Pazoo, Inc. does not have any brick and mortar establishments. At present our only revenue source is www.pazoo.com which generates product sales and online advertising revenue. As of June 30, 2015, we had total assets of $470,755 and plan to make additional investments in online content.

Pazoo, Inc., is a company focused on health, wellness and safety. Our focus is to provide best-in-class laboratory testing of cannabis and cannabinoids to protect consumers from impurities, contaminants and other irregularities. Through our wholly-owned subsidiary, Harris Lee, and our partnership with MA & Associates, Pazoo provides industry-leading laboratory testing of cannabis. Harris Lee’s and MA’s license agreements with Steep Hill Labs, Inc. allows the Pazoo subsidiaries to use Steep Hill’s top-rated testing protocols in select markets as we expand throughout the USA. Pazoo’s subsidiaries are currently licensed to test cannabis in Nevada, Oregon and Colorado, with other states to come. Additionally, Pazoo delivers a comprehensive array of health and wellness information on its website www.pazoo.com.

Our principal executive offices are located at 760 Route 10, Suite 203, Whippany, New Jersey 07981. Our telephone number is (855) PAZOO-US. Our internet address is www.pazoo.com.

Sources of Revenue
We currently have three lines of business relating to and revolving around the health and wellness arena:

●
Advertising Revenue from Our Website, www.pazoo.com.   Through advertising providers and agencies, pazoo.com is paid for every ad impression that appears on a page for which a visitor goes to. As we build our visitor base, ad revenue will increase. However, just having the traffic does not effectively increase advertising revenue. To get the full value of each visitor, the time on site must be long enough so that a visitor is interested in going to multiple pages for which there are ads on each page. The only way this will transpire is if the visitor’s experience is gratifying. This is why pazoo.com is so focused on quality content that’s interesting and informative. A bad visitor experience will result in a low time on site and fewer page views. Internet tracking tools have much improved over the past decade and will continue to improve in the coming years, especially when it comes to advertising and overall website analytics. Pazoo continues to constantly improve is this area at all times.

Pazoo.com has a unique and compelling online marketing platform. Pazoo.com offers the following important marketing advantages to its target audiences:

1.	A comprehensive solution as a content source – information on a full spectrum of disciplines within the health and wellness marketplace;
2.	Health and wellness experts that have expertise in these varied disciplines and write about their areas expertise; and
3.	Content that is both for the health and wellness of people as well as their pets (over 60% of American homes have pets).

●
E-commerce.   Our e-commerce offerings will increase as we build the traffic coming to pazoo.com. In this way we could establish a revenue source over and above advertising to increase the value of each visitor. We have the following e-commerce elements ready for an activated marketing program:

1.	An e-commerce platform that is functional;
2.	Relationships with manufacturers, distributors and other e-commerce companies so that increasing product offerings will not be time consuming;
3.	Members on the pazoo.com content team with merchandising experience: i.e. a Pazoo expert is buyer of pet products for a large pet retailer; and
4.
Members on the pazoo.com content team that are experienced in e-commerce marketing; i.e. we will look to offer our consumers low cost and timely delivery of product by negotiating with shipping companies to offer a flat rates on various products.

●
Pharmaceutical Testing Facilities.   We entered this arena through our April 2014 acquisition of a 40% minority equity stake in MA & Associates, LLC. MA & Associates was launched in September of 2013 to provide quality control services to the medical cannabis industry. MA & Associates’ primary mission is to protect the public health by providing infrastructure and analytical services to legally authorized distributors and producers of cannabis and to regulators tracking their operations. As of June, 2015, we have acquired a 100% equity state in MA & Associates, LLC and the testing laboratory in Las Vegas Nevada is open for business.

The company will provide the medical cannabis industry guidelines on how the regulation and inspection by public health authorities is to be implemented. MA & Associates’ primary customer base includes all of the licensed cannabis cultivators, in the State of Nevada, and their customers are required by law to have their products tested before they can be transferred to the dispensaries.

We have further expanded our footprint in this arena through our acquisition of 100% stake in Harris Lee Holdings, LLC, a company formed to take the MA & Associates testing model outside of Nevada and into other states.  The company is currently in the process of partnering with Harris Lee Colorado, LLC to take over an existing lab in Denver, Colorado, and just announced it has leased a space in Portland, Oregon where it will be establishing a testing lab. We are in a unique position to provide the mandated health and safety testing upon which this burgeoning industry must hinge moving forward.

Critical Accounting Policy and Estimates
Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Results of Operations
Comparison of the three months ended June 30, 2015 to the three months ended June 30, 2014

Net Sales.  We had net sales of $1,399 and $34,093 in the three months ended June 30, 2015 and June 30, 2014, respectively.

Cost of Goods Sold. We had cost of goods sold of zero and $244 in the three months ended June 30, 2015 and June 30, 2014, respectively.

Operating Expenses.  Operating expenses consisted primarily of selling, general and administrative expenses and professional fees.  Total operating expenses increased to $750,227 for the three month period ended June 30, 2015 from $492,211 for the three month period ended June 30, 2014.  The components of operating expenses are detailed below.

Selling, General and Administrative expenses increased to $401,921 from $320,808, in 2015 versus 2014 which was mainly comprised of professional fees, stock compensation, and marketing & advertising.

Professional fees increased to $299,035 from $136,701 in 2015 versus 2014. The increase in professional fees was attributed to an increase in investor relations and investor consultants.

Net Loss.  Our net loss increased to $3,430,804 for the three months ended June 30, 2015 from $503,249 for the same period in 2014.  The increase is primarily attributable to higher operating expense, as outlined above.

Results of Operations
Comparison of the six months ended June 30, 2015 to the six months ended June 30, 2014

Net Sales.  We had net sales of $21,632 and $51,419 in the six months ended June 30, 2015 and June 30, 2014, respectively.

Cost of Goods Sold. We had cost of goods sold of zero and $569 in the six months ended June 30, 2015 and June 30, 2014, respectively.

Operating Expenses.  Operating expenses consisted primarily of selling, general and administrative expenses and professional fees.  Total operating expenses increased to $2,116,730 for the six month period ended June 30, 2015 from $834,283 for the six month period ended June 30, 2014.  The components of operating expenses are detailed below.

Selling, General and Administrative expenses increased to $1,482,783 from $605,039, in 2015 versus 2014 which was mainly comprised of professional fees, stock compensation, and marketing & advertising.

Professional fees increased to $527,556 from $172,134 in 2015 versus 2014. The increase in professional fees was attributed to an increase in investor relations and investor consultants.

Net Loss.  Our net loss increased to $5,355,332 for the six months ended June 30, 2015 from $1,132,733 for the same period in 2014.  The increase is primarily attributable to higher operating expense, as outlined above.

Liquidity and Capital Resources.  In the six month period ended June 30, 2015, we had outstanding 667,848,681 common shares, 2,463,526 Series A Preferred Stock shares, 1,637,500 Series B preferred stock, and 1,080,000 shares of Series C Preferred Stock shares to fund business operations and invest in companies.

Our total assets were $900,395 as of June 30, 2015, which primarily consisted of intangible assets and $89,370 accounts receivable primarily for advertising revenue.

We had negative working capital of $3,811,947 as of June 30, 2015.

Our total liabilities were $4,181,219 which was mainly comprised of derivative liabilities of $1,542,994, convertible debt of $1,216,877 and contingent consideration liabilities of $1,118,581.

Our total stockholder’s deficit as of June 30, 2015 was $3,009, 900 and we had a retained deficit of $12,775,281 through the same period.

We used $1,067,321 in net cash for operating activities for the six months ended June 30, 2015, which included a net loss of $5,355,332 and gain on derivative liability of $6,031.

We had $1,084,341 net cash used in investing activities in the six month period ended June 30, 2015 due primarily to investment in MA & Associates.

We had $1,570,667 net cash provided by financing activities in the six month period ended June 30, 2015 due primarily to borrowings on convertible notes and proceeds from sale of Series A preferred stock and warrants.

As of June 30, 2015, we had no formal long-term lines of credit or bank financing arrangements.

Off-Balance Sheet Arrangements.  We have no off-balance sheet arrangements.

Subsequent Events.

In accordance with FASB ASC 855-10-50-1 we evaluated our subsequent events through August 14, 2015.  Refer to Note 9, Subsequent Events, for detailed information.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The Company has agreed to pay for all costs associated with the preparation and filing of this Form S-1. Additional shares of the company’s stock will be issued as a result of this filing in addition to shares previously issued are being registered hereunder.  Accordingly, there are additional costs or other expenses associated with the issuance and distribution of these additional shares.

INDEMNIFICATION AND UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Indemnification of Directors and Officers.

            Article VIII of our Articles of Incorporation (See, Exhibit 3.1) and Article Eleven of the Company’s By-Laws (See, Exhibit 3.2) provide that our officers and directors are afforded indemnification, by the company, to the greatest extend allowable under the General Corporation Law of the State of Nevada.  Also, the Board of Directors is afforded the power to purchase and maintain Officers and Directors Liability Insurance.  However, at this time the company does not maintain Officers and Directors Liability Insurance due to current cost constraints.

Undertakings

The undersigned Registrant hereby undertakes that,

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Recent Sales of Unregistered Securities.

As set forth herein, there are 219,731,242 shares of common stock issued by the company that is currently unregistered.  to: (i) founders stock to our officers and directors; (ii) stock issued to certain consultants for services rendered; and (iii) stock issued to certain persons of their assistance in the testing of the functionality of our website.

Also, as disclosed above, the company has issued 60,000 shares of Series A Preferred Stock to ICPI, as of the date of this filing, in accordance with a certain Investment Agreements.   Each share of Series A Preferred Stock is convertible 100 shares of the company’s common stock.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation*
3.2	By-Laws*
5.1	Legal Opinion & Consent
14.1	Code of Ethics and Business Conduct*
14.2	Code of Ethics for Principal Executives and Senior Financial Officers*
23.1	Auditors Consent
99.1	Registration Rights Agreement**
99.2	Equity Purchase Agreement**
99.3	Amendment No. 1 to Equity Purchase Agreement
99.4	Amendment No. 2 to Equity Purchase Agreement***
99.5	Amendment No. 3 to Equity Purchase Agreement****

*       Previously Filed on Form S-1 filed November 18, 2011.
**     Previously Filed on Form 8-K filed on April 10,2014.
***   Previously Filed on Form S-1/A filed on June 17, 2014.
**** Previously Filed on Form 8-K filed on January 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Whippany, State of New Jersey, on September 30 , 2015.

PAZOO, INC.
(Registrant)

By:	/s/ David M. Cunic
David M. Cunic,
Chief Executive Officer and Director
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Cunic, Antonio Del Hierro, Steve Basloe and Ben Hoehn, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ David M. Cunic
David M. Cunic, Individually and as
Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Ben Hoehn
Ben Hoehn, Individually and as
Chief Operating Officer, Acting Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

By:	/s/ Steven Basloe
Steven Basloe, Individually and as
President and Chairman of the Board of Directors

September 30 , 2015